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Table of Contents — Notice and Proxy
Table of Contents — Financial Appendix

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100 NE Adams Street
Peoria, Illinois 61629

Notice of Annual Meeting of Stockholders

     Wednesday, April 11, 2001
1:30 p.m. — Central Daylight Time

Bank One Auditorium
1 Bank One Plaza
Chicago, Illinois 60670

March 2, 2001

Fellow stockholder:

    On behalf of the Board of Directors, you are cordially invited to attend the 2001 Caterpillar Inc. Annual Meeting of Stockholders to:

  •
  elect directors;

  •
  act on stockholder proposals, if properly presented; and

  •
  conduct other business properly brought before the meeting.

    Attendance and voting is limited to stockholders of record at the close of business on February 12, 2001.

Sincerely yours,
Glen A. Barton Chairman

Table of Contents

Notice of Annual Meeting
Voting Matters
The Caterpillar Board of Directors
Proposal 1 — Election of Directors
Certain Related Transactions
Audit Committee Report
Caterpillar Stock Owned by Officers and Directors
Persons Owning More than Five Percent of Caterpillar Stock
Performance Graph
Compensation Committee Report on Executive Officer and Chief Executive Officer Compensation
Executive Compensation Tables
Proposal 2 — Stockholder Proposal re: MacBride Principles
Caterpillar Response
Proposal 3 — Stockholder Proposal re: Rights Plan
Caterpillar Response
Proposal 4 — Stockholder Proposal re: Code of Conduct
Caterpillar Response
Other Matters
Exhibit A — Audit Committee Charter
Appendix — General and Financial Information — 2000

i

Voting Matters

Voting Matters

Record Date Information

    Each share of Caterpillar stock you own as of February 12, 2001 entitles you to one vote. On February 12, 2001, there were 343,331,812 shares of Caterpillar common stock outstanding.

Voting by Telephone or Internet

    Caterpillar is again offering shareholders the opportunity to vote by phone or via the internet. Instructions for shareholders interested in using either of these methods to vote are set forth on the enclosed proxy and voting instruction card.

    If you vote by phone or via the internet, please have your proxy and voting instruction card available. The control number appearing on your card is necessary to process your vote. A phone or internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the card by mail. In the opinion of counsel, voting by phone and via the internet are valid proxy voting methods under Delaware law and Caterpillar bylaws.

Giving your Proxy to Someone Other than Individuals Designated on the Card

    If you want to give your written proxy to someone other than individuals named on the proxy card:

  •
  cross out individuals named and insert the name of the individual you are authorizing to vote; or

  •
  provide a written authorization to the individual you are authorizing to vote along with your proxy card.

Quorum

    A quorum of stockholders is necessary to hold a valid meeting. If at least one-third of Caterpillar stockholders are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others, because he does not have the authority to do so.

Vote Necessary for Action

    Directors are elected by a plurality vote of shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. In an uncontested election for directors, the plurality requirement is not a factor.

    Other action is by an affirmative vote of the majority of shares present at the meeting. Abstentions and broker non-votes have the effect of a no vote on matters other than director elections.

    Votes submitted by mail, telephone or internet will be voted by the individuals named on the card in the manner you indicate. If your signed proxy card does not specify how you want your shares voted, they will be voted in accordance with the Board of Directors' recommendations. You may change your vote by voting in person at the Annual Meeting or by submitting another proxy that is dated later.

The Caterpillar Board of Directors

Structure

    Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term.

    Directors elected at the 2001 Annual Meeting of Stockholders will hold office for a three-year term expiring in 2004. Other directors are not up for election this year and will continue in office for the remainder of their terms.

    If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting.

PROPOSAL 1 — Election of Directors

Directors Up For Election This Year for Terms Expiring in 2004

  •
  JOHN T. DILLON, 62, Chairman and CEO of International Paper (paper and forest products). Prior to his current position, Mr. Dillon served as President and Chief Operation Officer of International Paper. Other directorships: Kellogg Co. Mr. Dillon has been a director of the Company since 1997.

  •
  JUAN GALLARDO, 53, Chairman and CEO of Grupo Embotelladoras Unidas S.A. de C.V. (bottling); Chairman of Mexico Fund Inc. (mutual fund); and Vice Chairman of Home Mart de Mexico, S.A. de C.V. (retail trade). Former Chairman and CEO of Grupo Azucarero Mexico, S.A. de C.V. (sugar mills). Other directorships: NADRO S.A. de C.V. and Grupo Mexico, S.A. de C.V. Mr. Gallardo has been a director of the Company since 1998.

  •
  WILLIAM A. OSBORN, 53, Chairman and CEO of Northern Trust Corporation (multibank holding company) and The Northern Trust Company (bank). Other directorships: Nicor Inc. Mr. Osborn was elected a director of the Company in October, 2000.

  •
  GORDON R. PARKER, 65, former Chairman of Newmont Mining Corporation (production, worldwide exploration for, and acquisition of gold properties). Other directorships: Gold Fields Limited; Phelps Dodge Corporation; and The Williams Companies, Inc. Mr. Parker has been a director of the Company since 1995.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES PRESENTED IN PROPOSAL 1.

Directors Remaining in Office until 2002

  •
  W. FRANK BLOUNT, 62, Chairman and CEO of Cypress Communications Inc. (telecommunications) and Chairman and CEO of JI Ventures, Inc. (venture capital firm). Prior to his current position, Mr. Blount served as Director and CEO of Telstra Corporation Limited (telecommunications). Other directorships: ADTRAN Inc.; Alcatel S.A.; B Digital Ltd.; Entergy Corporation; and Hanson PLC. Mr. Blount has been a director of the Company since 1995.

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  JOHN R. BRAZIL, 54, President of Trinity University (San Antonio, TX). Former President of Bradley University (Peoria, IL). Dr. Brazil has been a director of the Company since 1998.

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  JAMES P. GORTER, 71, former Chairman of Baker, Fentress & Company (mutual fund) and former Limited Partner of Goldman, Sachs & Co. (investment bankers). Mr. Gorter has been a director of the Company since 1990.

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  PETER A. MAGOWAN, 58, former Chairman and CEO of Safeway Inc. (leading food retailer). Mr. Magowan is President and Managing General Partner of the San Francisco Giants (Major League Baseball team). Other directorships: DaimlerChrysler AG and Safeway Inc. Mr. Magowan has been a director of the Company since 1993.

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  CLAYTON K. YEUTTER, 70, Of Counsel to Hogan & Hartson (Washington, D.C. law firm). Other directorships: ConAgra, Inc.; FMC Corporation; Oppenheimer Funds; Texas Instruments Incorporated; Weyerhaeuser Co.; and Zurich Financial Services AG. Mr. Yeutter has been a director of the Company since 1991.

Directors Remaining in Office Until 2003

  •
  LILYAN H. AFFINITO, 69, former Vice Chairman of Maxxam Group Inc. (forest products operations, real estate management and development, and aluminum production). Other directorships: KeySpan Corporation and Kmart Corporation. Ms. Affinito has been a director of the Company since 1980.

  •
  GLEN A. BARTON, 61, Chairman and CEO of Caterpillar Inc. (machinery, engines, and financial products). Prior to his current position, Mr. Barton served as Vice Chairman and as Group President of Caterpillar. Other directorships: Inco Ltd. Mr. Barton has been a director of the Company since 1998.

  •
  DAVID R. GOODE, 60, Chairman, President, and CEO of Norfolk Southern Corporation (holding company engaged principally in surface transportation). Other directorships: Delta Air Lines, Inc.; Georgia-Pacific Corporation; and Texas Instruments Incorporated. Mr. Goode has been a director of the Company since 1993.

  •
  CHARLES D. POWELL, 59, Chairman of Sagitta Asset Management Limited (asset management); Phillips Fine Art Auctioneers (art, jewelry, and furniture auction); and Louis Vuitton U.K. Ltd. (luggage and leather goods). Other directorships: LVMH Moet-Hennessy Louis Vuitton and Textron Corporation. Lord Powell was elected a director of the Company effective January, 2001.

  •
  JOSHUA I. SMITH, 59, Chairman and CEO of The MAXIMA Corporation (computer systems and management information products and services) and Vice Chairman of iGate, Inc. (broadband networking company). Other directorships: CardioComm Solutions Inc.; Federal Express Corporation; and The Allstate Corporation. Mr. Smith has been a director of the Company since 1993.

Board Meetings and Committees

    In 2000, our Board met nine times. In addition to those meetings, directors attended meetings of individual Board committees. For our incumbent Board as a whole, attendance in 2000 at Board and committee meetings was 94.4%.

    Our Board has four standing committees.

    The Audit Committee, made up of only independent directors as defined by New York Stock Exchange rules, recommends the independent auditor for appointment by the Board. The Committee also questions management, including Caterpillar's internal accounting staff and independent auditors, on the application of accounting and reporting standards to Caterpillar. During 2000, the Committee held five meetings.

    The Compensation Committee reviews Caterpillar's compensation practices and approves its compensation programs and plans. The Committee also reviews CEO performance and determines CEO compensation. During 2000, the Committee held four meetings.

    The Nominating and Governance Committee recommends candidates to fill Board vacancies and for the slate of directors to be proposed by the Board at the Annual Meeting of Stockholders. The Committee also advises the Board on nominees for Chairman of the Board, Chief Executive Officer, and other executive officer positions at Caterpillar. In addition to these duties, the Committee monitors Caterpillar's corporate governance practices and suggests applicable revisions. It also annually conducts a Board self-assessment of its' performance. During 2000, the Committee held four meetings.

    The Public Policy Committee makes recommendations to the Board on public and social policy issues impacting Caterpillar. The Committee also oversees Caterpillar's compliance programs and reviews legislation and stockholder matters not within the responsibilities of another Board committee. During 2000, the Committee held three meetings.

Committee Membership
	Audit	Compensation	Nominating & Governance	Public Policy
Lilyan H. Affinito		X		X
Glen A. Barton
W. Frank Blount	X		X
John R. Brazil	X		X
John T. Dillon		X		X
Juan Gallardo	X		X
David R. Goode	X*	X
James P. Gorter	X	X*
Peter A. Magowan		X		X
William A. Osborn		X		X
Gordon R. Parker	X		X
Charles D. Powell[1]
Joshua I. Smith			X*	X
Clayton K. Yeutter		X		X*

*
Chairman of Committee

1
Lord Powell became a director of the Company effective January, 2001 and will not be assigned committee memberships until the April, 2001 Board meeting.

Director Compensation

    Of our current Board members, only Mr. Barton is a salaried employee of Caterpillar. Board members that are not salaried employees of Caterpillar receive separate compensation for Board service. That compensation includes:

Annual Retainer:	$30,000
Attendance Fees:	$1,000 for each Board meeting $1,000 for each Board Committee meeting Expenses related to attendance
Committee Chairman Stipend:	$5,000 annually
Stock Options:	4,000 shares annually
Restricted Stock:	750 shares annually (400 shares have a restricted period of three years, while 350 shares are restricted until the director terminates service)

    Under Caterpillar's Directors' Deferred Compensation Plan, directors may defer fifty percent or more of their annual compensation in an interest-bearing account or an account representing shares of Caterpillar stock. Under the 1996 Stock Option and Long-Term Incentive Plan, directors may also elect to receive all or a portion of their annual retainer fees, attendance fees, or stipends in shares of Caterpillar stock.

    Our directors also participate in a Charitable Award Program. In the year of a director's death, the first of ten equal annual installments is paid to charities selected by the director and to the

Caterpillar Foundation. The maximum amount payable under the program is $1 million on behalf of each eligible director and is based on the director's length of service. The program is financed through the purchase of life insurance policies, and directors derive no financial benefit from the program.

Legal Proceedings

    Joshua I. Smith is Chairman and Chief Executive Officer of The MAXIMA Corporation. On June 26, 1998, that corporation filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States District Court for the Southern District of Maryland.

    On May 11, 2000, the First Circuit Court in Mexico City granted Grupo Azucarero Mexico, S.A. de C.V., a public company of which Juan Gallardo is the controlling shareholder, suspension of payments protection, which is legal protection similar to Chapter 11 of the U.S. Bankruptcy Code. This protection enables the company to continue its operations while meeting its financial obligations in an orderly fashion.

Certain Related Transactions

    In October 1998, Caterpillar entered into a lease agreement with Riverfront Development L.L.C. for space at One Technology Plaza, 211 Fulton Street, Peoria, Illinois. Pursuant to this lease and subsequent amendments, in 2000 Caterpillar paid $377,311.05 to Riverfront Development L.L.C. Cullinan Properties, Ltd. owns 50% of Riverfront Development L.L.C. In 2000, Douglas R. Oberhelman, a Caterpillar vice president, married Diane A. Cullinan, who owns a majority of Cullinan Properties, Ltd.

Audit Committee Report

    The Audit Committee of the Caterpillar Inc. Board of Directors (the Committee) is comprised of six independent directors and operates under a written charter adopted by the Board (Exhibit A). The members of the Committee are listed at the end of this report.

    Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants (auditors) are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee's responsibility is to monitor these processes. In addition, the Committee recommends to the Board the appointment of the Company's auditors (PricewaterhouseCoopers LLP).

    In this context, the Committee has discussed with the Company's auditors the overall scope and plans for the independent audit. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about the Company's audited financial statements included the auditors' judgements about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgements and the clarity of disclosures in the financial statements. The Committee also discussed with the auditors other matters required by Statement on Auditing Standards No. 61 Communication with Audit Committees, as amended by SAS No. 90 Audit Committee Communications.

    The Company's auditors provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed the auditors' independence with management and the auditors. In addition, the Committee considered whether the information technology and other non-audit consulting services provided by the auditors' firm could impair the auditors' independence and concluded that such services have not impaired the auditors' independence.

    Based on the Committee's discussion with management and the auditors and the Committee's review of the representations of management and the report of the auditors to the Committee, the Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

Audit Fees

    Fees paid to our auditors' firm were comprised of the following (in millions):

2000 Financial Statement Audit	$6.7
Information system design & implementation services provided in 2000	$3.4
All other services provided in 2000*	$12.8

*
Consists primarily of income tax consulting, planning and return preparation, merger and acquisition support, and other operational consulting projects.

Caterpillar Stock Owned by Officers and Directors (As of December 31, 2000)
Affinito	49,359	[1]
Barton	319,249	[2]
Baumgartner	137,265	[3]
Blount	17,137	[4]
Brazil	3,033	[5]
Dillon	12,250	[6]
Flaherty	386,922	[7]
Gallardo	42,702	[8]
Goode	26,925	[9]
Gorter	51,075	[10]
Magowan	36,845	[11]
Osborn	3,000
Owens	288,275	[12]
Parker	22,925	[13]
Shaheen	110,492	[14]
Smith	17,025	[15]
Thompson	170,820	[16]
Yeutter	35,023	[17]
All directors and executive officers as a group	4,318,436	[18]

1
Affinito — Includes 32,000 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2000 in 9,060 shares of Common Stock.
2
Barton — Includes 227,993 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 2000 in 4,386 shares of Common Stock.
3
Baumgartner — Includes 83,800 shares subject to stock options exercisable within 60 days.
4
Blount — Includes 12,000 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2000 in 169 shares of Common Stock.
5
Brazil — Includes 1,333 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2000 in 33 shares of Common Stock.
6
Dillon — Includes 8,000 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2000 in 62 shares of Common Stock.
7
Flaherty — Includes 270,601 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 2000 in 6,620 shares of Common Stock.
8
Gallardo — Includes 4,000 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2000 in 33 shares of Common Stock.
9
Goode — Includes 20,000 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2000 in 8,161 shares of Common Stock.
10
Gorter — Includes 32,000 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2000 in 7,222 shares of Common Stock.
11
Magowan — Includes 20,000 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2000 in 180 shares of Common Stock.
12
Owens — Includes 223,401 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 2000 in 2,855 shares of Common Stock.
13
Parker — Includes 16,000 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2000 in 200 shares of Common Stock.
14
Shaheen — Includes 68,270 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 2000 in 1,548 shares of Common Stock.
15
Smith — Includes 12,000 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2000 in 190 shares of Common Stock.
16
Thompson — Includes 100,001 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 2000 in 5,619 shares of Common Stock.
17
Yeutter — Includes 24,000 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2000 in 5,476 shares of Common Stock.
18
Group — Includes 2,903,079 shares subject to stock options exercisable within 60 days. Also includes 36,480 shares for which voting and investment power is shared. All directors and executive officers as a group beneficially own less than one percent of outstanding Common Stock.

Persons Owning More than Five Percent of Caterpillar Stock (As of December 31, 2000)
			Dispositive Authority
	Voting Authority				Total Amount of Beneficial Ownership
						Percent of Class
Name and Address	Sole	Shared	Sole	Shared
Joint filing by FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson 82 Devonshire Street Boston, MA 02109	3,701,194	-0-	18,318,064	-0-	18,318,064	5.328%
Performance Graph

CATERPILLAR INC.
Total Cumulative Shareholder Return for Five-Year Period Ending December 31, 2000

The graph below shows the cumulative shareholder return assuming the investment of $100 on December 31, 1995 and reinvestment of dividends thereafter.

300
200
100
0
Dollars
1995
1996
1997
1998
1999
2000
Fiscal Year Ended December 31,

December 31,		1995	1996	1997	1998	1999	2000
Caterpillar Inc.	□	100.00	131.03	172.13	166.96	174.78	182.03
S&P 500	▲	100.00	122.96	163.98	210.85	255.21	231.97
S&P Machinery (Diversified)	●	100.00	124.64	164.88	137.22	162.23	155.64

Compensation Committee Report on Executive Officer and Chief Executive Officer Compensation

    As Caterpillar's Compensation Committee, our primary goal is to establish a compensation program that serves the long-term interests of Caterpillar and its stockholders. Our prime asset is our people. Without a focused, competitive compensation program tailored to meet our long-term goals, that asset is diminished significantly.

    We believe that Caterpillar has developed a compensation program that effectively:

  •
  links the interests of management and stockholders;

  •
  links employee compensation with long-term Caterpillar performance; and

  •
  attracts and retains people of high caliber and ability.

    Although this report is directed at CEO and executive officer compensation, the Committee emphasizes that without the efforts of all highly motivated, dedicated Caterpillar employees around the globe, the Company's achievements would not have been possible.

EXECUTIVE OFFICER COMPENSATION

    Our executive officer compensation package is a combination of short-term and long-term incentive compensation. Short-term compensation consists of base salary and cash payouts under our Corporate Incentive Compensation Plan. Long-term compensation consists of stock options and payouts under the long-term portion of our stock option plan.

Short-Term Incentive Compensation

Survey Data

    In December of 1999, we received survey data from Hewitt, Hay, Towers Perrin, and a group of selected Comparator Companies with which we often benchmark. All companies included in these surveys are in the S&P Composite Index and two of them are in the S&P Machinery (Diversified) Index. The data showed that executive officer short-term incentive compensation at Caterpillar at all three executive officer levels — Chairman/CEO, Group President and Vice President — was below that of surveyed companies.

    In response, we approved increases to the midpoint of salary range for the Vice President level, and increased the short-term incentive percentage at target for the Chairman/CEO, Group President and Vice President levels to 100%, 80%, and 65%, respectively. With those increases, executive officer short-term incentive compensation for 2000 was anticipated to remain below market average.

Base Salary Increases

    In December of 1999, we also discussed with Caterpillar's CEO Glen Barton, potential salary increases for individual executive officers. Based on that discussion, it was determined that although Company performance did not warrant an increase in executive officer pay at that time, an increase to the base pay of selected executive officers for 2000 was necessary to bring their salary levels closer to minimum levels revealed in survey data.

    At our June 2000 meeting, we discussed Company performance, executive officers' salaries, and Mr. Barton's salary. Based on that discussion, which involved a subjective analysis of individual performance, as well as a review of each executive officer's then-current salary and the amount of the last salary increase, base salary increases were established for certain executive officers for the remainder of 2000.

    Also at the June meeting, the survey data referenced above was reviewed and it was determined that Mr. Barton's salary was well below market average. As a result, an increase in Mr. Barton's salary was established to bring the salary closer to the survey salary range. With that increase, Mr. Barton's salary for 2000 was anticipated to remain below market average.

Payouts Under The Corporate Incentive Compensation Plan

    Executive officers, along with other management and salaried employees, participate in the Corporate Incentive Compensation Plan as part of their short-term compensation package. Payouts under this plan are driven by two factors:

  •
  a team award based on Caterpillar's pre-tax return on assets (ROA) for the year; and

  •
  an individual award based on individual performance.

    For 2000, approximately $209.676 million in short-term incentive compensation was earned by about 55,000 Caterpillar employees.

    Team awards under this plan are calculated by multiplying:

  •
  annual base salary;

  •
  a specific percentage of base salary that varies based on position; and

  •
  a performance factor based upon Caterpillar's achievement of certain ROA levels.

    Before any amount could be awarded under the Corporate Incentive Compensation Plan for 2000, Caterpillar had to achieve a minimum ROA level, with larger amounts awarded for achievement of a target or maximum ROA level. For 2000, the minimum ROA level was achieved and all executive officers received a team award.

    As part of the Corporate Incentive Compensation Plan, twenty-five business units (or divisions within those units) at Caterpillar have their own short-term incentive compensation plans tied to the goals of their particular unit. For 2000, thirty-four executive officers received short-term incentive payouts based on the performance of their individual business units. Several factors specific to the unit may have impacted that payout, including return on sales, ROA, accountable profit, operating expenses, percentage of industry sales, quality, and customer satisfaction.

    Executive officers participating in their respective Divisional incentive plans were eligible to receive fifty percent of the team award amount that would have been awarded if he or she had participated solely in the Divisional plans and fifty percent of the amount that would have been awarded had the officer participated solely in the Corporate Incentive Plan.

    In addition to these awards, certain executive officers received an individual award for 2000 based on individual performance. In making individual awards, the Chairman is allocated a special recognition award amount each year that equals a percentage of all incentive compensation paid to executive officers that year. In his discretion, the Chairman decides whether any individual awards are warranted. Unused portions of the funds allocated to the Chairman each year for individual awards are not carried forward into the next year.

Long-Term Incentive Compensation

Stock Options

    In 2000, all executive officers and certain other key employees were granted stock options. These stock options permit the holder to buy Caterpillar stock for a price equal to the stock's value when the option was granted. If the price of Caterpillar stock increases from the date of grant, the options have value. Typically, holders have ten years to exercise stock options from the date they were granted, absent events such as death or termination of employment. We view stock options as critical to linking the interests of our stockholders and employees in realizing a benefit from appreciation in the price of Caterpillar stock.

    The number of options an executive officer receives depends upon his or her position in the Company. Typically, a baseline number of options is granted for the positions of Vice President, Group President, and Chairman. Adjustments may be made based on a subjective assessment of individual performance.

    Adjustments to the number of options granted may also be made if the officer does not meet certain stock ownership guidelines. For 2000 option grants, the Compensation Committee encouraged officers to own a number of shares at least equal to the average number of shares for which they received options in their last five option grants, but granted a five-year period to meet this target. For 2000 option grants, the Committee also decided that 25% of vested unexercised options would apply toward the ownership target.

    For 2000 stock option grants, if one hundred percent of this guideline was not met, significant progress had not been made toward meeting it, or a satisfactory explanation for failure to meet it had not been presented, we would have reduced the number of options to be granted to the particular officer. For 2000, all officers complied with the target ownership guidelines and no officer was penalized for low share ownership.

Long-Term Incentive Feature

    Our option plan also includes a long-term incentive feature offered to executive officers and other high-level management employees. Under this feature, a three-year company performance cycle is established each year. If the Company meets certain threshold, target, or maximum performance goals at the end of the cycle, participants receive a payout that is one-half cash and one-half restricted Caterpillar stock. We have the ability to apply different performance criteria for different cycles, as well as the discretion to adjust performance measures for unusual items such as changes in accounting practices or corporate restructurings.

    In 2000, a payout occurred under a long-term incentive cycle established for the years 1998 through 2000. That payout was based on a formula that factored the participant's base salary at the end of the cycle, a predetermined percentage of that salary based on the participant's position in the Company, and whether certain after-tax return on asset goals were met by Caterpillar. For the 1998 through 2000 cycle, the threshold after-tax return on asset goal was exceeded, although the target goal was not achieved. The total payout value received by 171 participants in 2000 under this long-term incentive feature was approximately $5.896 million.

MR. BARTON'S INDIVIDUAL GOALS FOR 2000

    The Committee reviewed Mr. Barton's individual goals established at the beginning of 2000 and his subsequent performance against those goals. Mr. Barton's 2000 performance was also considered in determining adjustments to his 2001 salary. We believe that during his second year as CEO, Mr. Barton has done an excellent job of positioning Caterpillar for long-term growth and success.

Financial Results

    Mr. Barton delivered profits in line with expectations for the year despite a very difficult global business environment in 2000. Under Mr. Barton's stewardship, the electric power business and financial services business performed particularly well. In addition, Mr. Barton redoubled efforts to reduce costs in response to a number of unfavorable economic conditions, including the continued strength of the dollar and softness in key markets. These efforts and the Company's results in a difficult economic environment are a testament to Mr. Barton's leadership and ability to manage the Company effectively in times of slower growth.

Effective Management of Acquisitions and Growth Initiatives

    In 2000, Mr. Barton set a goal of keeping recent acquisitions and growth initiatives on track to deliver improved returns. Mr. Barton achieved this goal. Progress was made in the Company's agriculture business growth initiative, as the Company penetrated the European agricultural tractor market, laid the groundwork on a new combine assembly facility and enhanced its distribution capability in North America and Australia through new market segment organization structures and accelerated dealer development.

    Mr. Barton successfully steered many recent acquisitions on a path to improved returns. At MaK, significant cost reductions were implemented and management changes effected, designed to result in solid future growth. Thanks to these efforts, MaK was able to introduce two new world-class engine products in 2000, which have already achieved high levels of market acceptance and demand. Excellent progress was made in integrating FG Wilson into our dealer network, improving production flows and improving delivery performance. At Perkins, improvements in quality and productivity led to an increased sales volume despite an extremely competitive environment.

Long-Term Truck Engine Relationship

    In 2000, Mr. Barton set a goal of securing a long-term truck engine relationship to further enhance the Company's standing in that market. Mr. Barton met this goal, orchestrating a bold agreement with DaimlerChrysler to create a global engine alliance to develop, manufacture, market and distribute medium-duty engines and fuel systems to serve the needs of third-party customers and for use in their own products. This alliance is expected to be finalized in the second quarter of 2001.

Continued Focus on Quality

    In 2000, Mr. Barton set a goal of continuing to focus on the quality of Caterpillar products and undertaking initiatives designed to ensure that the Company's excellent reputation for quality is maintained. Mr. Barton met this goal in demonstrable ways. For example, the three-year repair hour per unit for both construction equipment and engines reached new all time lows in 2000.

    Recognition from parties outside Caterpillar in 2000 is a testament to the Company's continued focus on quality. In December, international marketing information firm J.D. Power and Associates awarded Caterpillar's heavy-duty diesel truck engines two awards: Highest Customer Satisfaction — Heavy-Duty Over the Road Engine and Highest Customer Satisfaction — Heavy-Duty Vocational Engine. These awards are based on the results of a J.D. Power and Associates 2000 Heavy-Duty Truck Engine Study, which measured customer satisfaction with product quality and performance.

    In August, R&D Magazine announced the Caterpillar Uninterruptible Power Supply (Cat UPS) as a 2000 R&D Awards winner to be featured in the September R&D Awards issue. R&D Magazine recognized the Cat UPS as one of the 100 most technologically significant new products and processes of the year.

    In March, the National Association of State Directors of Vocational Technical Education Consortium presented Caterpillar with the Outstanding Business and Industry Contribution award for its dedication to vocational technical education.

    To achieve a further quantum leap in product quality as well as breakthroughs in growth and cost reduction in the years to come, Mr. Barton championed the Company's adoption of the stringent 6 Sigma methodologies, which was announced in late 2000.

Interaction with Caterpillar Directors

    In addition to regular informal and formal contact with all directors, Mr. Barton met individually with a number of directors in 2000 and implemented suggestions resulting from those meetings.

Contact with Analysts and Shareholders

    For 2000, Mr. Barton set a goal of maintaining contact with financial analysts and shareholders. This goal was met as Mr. Barton made presentations to analysts in March and August and held meetings with several institutional shareholders, providing significant support to our investor relations efforts.

Contact with Caterpillar Dealers and Customers

    For 2000, Mr. Barton set a goal of maintaining regular contact with Caterpillar dealers and customers. This goal was met as Mr. Barton visited numerous dealers and large customers around the world. Mr. Barton also served as Chairman of the National Mining Association (NMA) Manufacturers and Services Division and served on the Executive Board of the NMA. Mr. Barton also served as chair to the MINEXPO committee and show in Las Vegas, where he interfaced with numerous major mining customers and received their input on business trends, product needs, and dealer issues.

Maintaining Contact with Political Leaders

    For 2000, Mr. Barton set a goal of concentrating the Company's efforts on Capitol Hill in Washington, D.C. to advance Caterpillar's position on several topics. These efforts were largely successful, including the successful campaign to grant China membership in the World Trade Organization and to establish Permanent Normalized Trade Relations (PNTR) with China. The Company was also successful in gaining broad industry support for the Diesel Technology Forum.

Commitment to the Peoria Community

    Mr. Barton established a goal in 2000 of continuing his involvement in the growth and development of Caterpillar's hometown, Peoria, Illinois. Mr. Barton met that goal by continuing his participation on the Bradley University Board of Trustees and by becoming Chairman of that Board in December. He also served on the presidential search committee for Bradley University. In addition, Mr. Barton and his wife led a community-wide fund-raising effort for Peoria's local public broadcasting station and served as co-chairs for fund-raising dinners for the Crippled Children's Home and the Pediatric Resource Center.

By the Compensation Committee consisting of:

Executive Compensation Tables
2000 Summary Compensation Table
Long-Term Compensation
	Annual Compensation				Awards	Payouts
Name and Principal Position	Year	Salary	Bonus[2]	Other Annual Compensation[4]	Securities Underlying Options	LTIP Payouts		All Other Compensation[1]
G. A. Barton Chairman and CEO	2000 1999 1998	$967,500 935,000 562,503	$780,000 441,322 409,500	$-0- 1,410 1,654	160,000 150,000 50,000	$352,778 493,784 492,917	[3]	$46,440 44,880 26,999
V. H. Baumgartner[5] Group President	2000 1999 1998	506,813 488,049 522,168	306,901 175,065 267,059	-0- -0- -0-	24,000 21,000 21,000	127,635 173,073 261,413	[3]	24,327 21,549 22,815
G. S. Flaherty Group President	2000 1999 1998	657,498 645,000 545,004	418,078 228,330 294,300	266 1,437 -0-	54,000 50,000 50,000	195,417 316,050 408,750	[3]	31,560 30,960 21,363
J. W. Owens Group President	2000 1999 1998	600,000 585,000 485,004	383,760 207,090 261,900	-0- -0- -0-	54,000 50,000 50,000	179,375 286,650 363,750	[3]	24,000 23,400 17,246
G. L. Shaheen Group President	2000 1999 1998	519,996 480,000 325,830	324,478 169,920 197,722	68 1,221 -0-	54,000 50,000 21,000	144,444 206,453 246,375	[3]	20,800 19,470 1,350
R. L. Thompson Group President	2000 1999 1998	600,000 585,000 485,004	383,760 207,090 261,900	1,528 2,283 -0-	54,000 50,000 50,000	179,375 286,650 363,750	[3]	18,000 17,550 14,549

1
Consists of matching Company contributions, respectively, for the Employees' Investment Plan and supplemental employees' investment plans of G. A. Barton ($9,542/$36,898), G. S. Flaherty ($7,967/$23,593), J. W. Owens ($6,890/$17,110), G. L. Shaheen ($6,933/$13,867), and R. L. Thompson ($5,175/$12,825) and of matching contributions for V. H. Baumgartner ($24,327) in a foreign EIP plan.

2
Consists of cash payments made pursuant to the Corporate Incentive Compensation Plan in 2001 with respect to 2000 performance, in 2000 with respect to 1999 performance, and in 1999 with respect to 1998 performance.

3
This payout was made in early 2001. Fifty percent was in cash and fifty percent in restricted stock. Caterpillar's average stock price on December 31, 2000 ($47.3750 per share) was used to determine the restricted stock portion of the payout. As of December 31, 2000, the number and value of restricted stock held was G. A. Barton — 14,445 ($684,332), V. H. Baumgartner — 6,864 ($325,182), G. S. Flaherty — 11,640 ($551,445), J. W. Owens — 10,300 ($487,963), G. L. Shaheen — 6,553 ($310,448), and R. L. Thompson — 10,300 ($487,963). Dividends are paid on this restricted stock.

4
Taxes paid on behalf of employee related to aircraft usage.

5
Dollar amounts are based on compensation in Swiss Francs converted to U.S. dollars using the exchange rate in effect December 31, 2000.

Option Grants in 2000

	Individual Grants
		% of Total Options Granted to Employees In Fiscal Year 2000[3]
	Number of Securities Underlying Options Granted[2]				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term[1]
			Exercise Price Per Share	Expiration Date
Name					5%	10%
G. A. Barton	160,000	2.42	$38.4063	06/12/10	$3,864,560	$9,793,568
V. H. Baumgartner	24,000.36		38.4063	06/12/10	579,684	1,469,035
G. S. Flaherty	54,000.82		38.4063	06/12/10	1,304,289	3,305,329
J. W. Owens	54,000.82		38.4063	06/12/10	1,304,289	3,305,329
G. L. Shaheen	54,000.82		38.4063	06/12/10	1,304,289	3,305,329
R. L. Thompson	54,000.82		38.4063	06/12/10	1,304,289	3,305,329
Executive Group	1,021,360	15.42	38.4063	06/12/10	24,669,419	62,517,241
All Stockholders[4]	N/A	N/A	N/A	N/A	8,367,873,317	21,205,864,663
Executive Group Gain as % of all Stockholder Gain	N/A	N/A	N/A	N/A	.2948%	.2948%

1
The dollar amounts under these columns reflect the 5% and 10% rates of appreciation prescribed by the Securities and Exchange Commission. The 5% and 10% rates of appreciation would result in per share prices of $62.5598 and $99.6161, respectively.

2
Options are exercisable upon completion of one full year of employment following the grant date (except in the case of death or retirement) and vest at the rate of one-third per year over the three years following the grant. Upon exercise, option holders may surrender shares to pay the option exercise price and satisfy tax-withholding requirements. Options granted to certain employees that are vested and not incentive stock options may be transferred to certain permitted transferees.

3
In 2000, options for 6,665,858 shares were granted to employees and directors as follows: Executive Group — 1,021,360; non-employee directors — 44,000; and all others — 5,600,498.

4
For "All Stockholders" the potential realizable value is calculated from $38.4063, the price of Common Stock on June 12, 2000, based on the outstanding shares of Common Stock on that date.

Aggregated Option/SAR Exercises in 2000,
and 2000 Year-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at 2000 Year-End[3]
					Value of Unexercised In-the-Money Options/ SARs at 2000 Year-End[2]
	Shares Acquired on Exercise[1]	Value Realized[2]
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
G. A. Barton	-0-	$-0-	227,993	276,666	$1,497,983	$1,434,992
V. H. Baumgartner	-0-	-0-	83,800	45,000	685,052	215,249
G. S. Flaherty	-0-	-0-	270,601	103,999	3,284,204	484,310
J. W. Owens	-0-	-0-	223,401	103,999	2,090,640	484,310
G. L. Shaheen	-0-	-0-	68,270	94,333	289,692	484,310
R. L. Thompson	-0-	-0-	100,001	103,999	-0-	484,310

1
Upon exercise, option holders may surrender shares to pay the option exercise price and satisfy tax-withholding requirements. The amounts provided are gross amounts absent netting for shares surrendered.

2
Calculated on the basis of the fair market value of the underlying securities at the exercise date or year-end, as the case may be, minus the exercise price.

3
Numbers presented have not been reduced to reflect any transfers of options by the named executives.

Long-Term Incentive Plans/Awards in 2000

Estimated Future Payouts under Non-Stock Price-Based Plans[1]
Performance or Other Period Until Maturation or Payout
Name		Threshold	Target	Maximum
G. A. Barton Chairman and CEO	2000–2002 1999–2001	$500,000 433,333	$1,000,000 866,667	$1,500,000 1,300,000
V. H. Baumgartner Group President	2000–2002 1999–2001	172,667 144,667	345,333 289,333	518,000 434,000
G. S. Flaherty Group President	2000–2002 1999–2001	251,250 223,333	502,500 446,667	753,750 670,000
J. W. Owens Group President	2000–2002 1999–2001	230,625 205,000	461,250 410,000	691,875 615,000
G. L. Shaheen Group President	2000–2002 1999–2001	195,000 173,333	390,000 346,667	585,000 520,000
R. L. Thompson Group President	2000–2002 1999–2001	230,625 205,000	461,250 410,000	691,875 615,000

1
Payout is based upon an executive's base salary at the end of the three-year cycle, a predetermined percentage of that salary, and Caterpillar's achievement of specified levels of after-tax return on assets ("ROA") over the three-year period. The target amount will be earned if 100% of targeted ROA is achieved. The threshold amount will be earned if 50% of targeted ROA is achieved, and the maximum award amount will be earned at 150% of targeted ROA. Base salary levels for 2000 were used to calculate the estimated dollar value of future payments under both cycles.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35
$ 100,000	$22,500	$30,000	$37,500	$45,000	$52,500
$ 150,000	33,750	45,000	56,250	67,500	78,750
$ 200,000	45,000	60,000	75,000	90,000	105,000
$ 250,000	56,250	75,000	93,750	112,500	131,250
$ 300,000	67,500	90,000	112,500	135,000	157,500
$ 350,000	78,750	105,000	131,250	157,500	183,750
$ 400,000	90,000	120,000	150,000	180,000	210,000
$ 450,000	101,250	135,000	168,750	202,500	236,250
$ 500,000	112,500	150,000	187,500	225,000	262,500
$ 550,000	123,750	165,000	206,250	247,500	288,750
$ 650,000	146,250	195,000	243,750	292,500	341,250
$ 750,000	168,750	225,000	281,250	337,500	393,750
$ 850,000	191,250	255,000	318,750	382,500	446,250
$ 950,000	213,750	285,000	356,250	427,500	498,750
$1,100,000	247,500	330,000	412,500	495,000	577,500
$1,400,000	315,000	420,000	525,000	630,000	735,000
$1,600,000	360,000	480,000	600,000	720,000	840,000
$1,950,000	438,750	585,000	731,250	877,500	1,023,750

    The compensation covered by the pension program is based on an employee's annual salary and bonus. Amounts payable pursuant to a defined benefit supplementary pension plan are included. As of December 31, 2000, the persons named in the Summary Compensation Table had the following estimated credited years of benefit service for purposes of the pension program: G. A. Barton — 35 years*; V. H. Baumgartner — 36 years**; G. S. Flaherty — 35 years*; J. W. Owens — 28 years; G. L. Shaheen — 33 years; and R. L. Thompson — 18 years. The amounts payable under the pension program are computed on the basis of an ordinary life annuity and are not subject to deductions for Social Security benefits or other amounts.

*
Although having served more than 35 years with the Company, amounts payable under the plan are based on a maximum of 35 years of service.

**
Mr. Baumgartner is covered by the pension plan of a subsidiary of the Company which is intended to provide benefits comparable to those under the Company's pension program. There are no material differences between Mr. Baumgartner's pension plan benefits and those disclosed in the table.

PROPOSAL 2 — Stockholder Proposal re: MacBride Principles and Caterpillar Response

    This shareholder proposal is submitted by Mr. Alan G. Hevesi, Comptroller of the City of New York, 1 Centre Street, New York, NY 10007-2341 (custodian of the New York City Employees' Retirement System, owner of 490,000 shares of Company stock; custodian of the New York City Teachers' Retirement System, owner of 347,100 shares of Company stock; custodian of the New York City Fire Dept. Pension Fund Art. 1B, owner of 60,100 shares of Company stock; and custodian of the New York City Police Pension Fund Art. 2, owner of 148,000 shares of Company stock).

Resolution Proposed by Stockholder

    WHEREAS, Caterpillar, Inc. operates a wholly-owned subsidiary in Northern Ireland,

    WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to promote means for establishing justice and equality;

    WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as one of the major causes of sectarian strife in that country:

    WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace Laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

  1.
  Increasing the representation of individuals from under-represented religious groups in the workforce, including managerial, supervisory, administrative, clerical and technical jobs.

  2.
  Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

  3.
  The banning of provocative religious or political emblems from the workplace.

  4.
  All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from under-represented religious groups.

  5.
  Layoff, recall, and termination procedures should not, in practice favor particular religious groups.

  6.
  The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

  7.
  The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

  8.
  The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

  9.
  The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

    RESOLVED, Shareholders request the Board of Directors to:

  1.
  Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

Supporting Statement of Proponent

    We believe that our company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

    Implementation of the MacBride Principles by Caterpillar, Inc. will demonstrate its concern for human rights and equality of opportunity in its international operations.

    Please vote your proxy FOR these concerns.

Statement in Opposition to Proposal

    Under this proposal, Caterpillar Inc. is being asked to adopt the MacBride Principles. Caterpillar's policy and practice worldwide is to provide equal opportunity employment in all locations without regard to race, color, religion, sex, national origin, citizenship status, age, disability or marital status. Northern Ireland is no exception.

    Caterpillar has one subsidiary located in Northern Ireland, FG Wilson (Engineering) Ltd. (FG Wilson). FG Wilson's current policies, practices and procedures conform and compare favorably to the spirit and the intent of the MacBride Principles and adhere to the standards of the Northern Ireland Fair Employment Act, as amended and updated by the Fair Employment and Treatment (Northern Ireland) Order 1998, and the Code of Practice for the Promotion of Equality of Opportunity.

    FG Wilson complies with all fair employment laws in Northern Ireland and monitors the religious composition of employees and job applicants. At FG Wilson, vacancies are advertised through Training and Enforcement Agency (T&EA) Job Centres, advertisements for vacancies set out the main duties and necessary requirements for the vacancies and no speculative applications are accepted. Interview panels include a personnel specialist and have representatives from both communities, and all appointments and promotions are made on merit. The company tracks success rates by religion, and employees may apply for promotions that result from internal vacancies at all the company's plants.

    Considering an area within ten miles of the plant for recruitment of skilled workers, an underrepresentation of Catholic skilled workers is not prevalent. Thirty-three percent of managers and administrators are Catholics, producing no underrepresentation in that category. Despite the foregoing information, FG Wilson has set goals and a timetable to increase the Catholic share of its workforce.

    In 1997, an affirmative action agreement was reached with the Fair Employment Commission (FEC) calling for "increased involvement of the government's T&EA to ensure widespread announcement of vacancies, with monitoring of the effort. Newspapers read mainly by Catholics are to be used for recruitment ads. Job ads are to include a statement welcoming applicants from all parts of the community." Equal Employment Opportunity statements are placed in all ads.

    The company policy states that it promotes a working environment free of intimidation and harassment. The MacBride Principles and the Northern Ireland Fair Employment Act both seek to eliminate employment discrimination in Northern Ireland. Caterpillar whole-heartedly supports the objectives of the MacBride Principles; however, by adopting such principles, FG Wilson would become unnecessarily accountable to two sets of similar, but not identical, fair employment guidelines. In light of FG Wilson's own policies and practices, its compliance with the requirements of the Northern Ireland Fair Employment Act, and its cooperation with the FEC, it is felt that implementation of the MacBride Principles would be burdensome, superfluous, unnecessary and undesirable.

    Caterpillar's and FG Wilson's policies on equal employment opportunity are entirely consistent with its obligations and goals to act as an ethically responsible member of the business community.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 2.

PROPOSAL 3 — Stockholder Proposal re: Rights Plan and Caterpillar Response

    This shareholder proposal is submitted by Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278 (owner of 100 shares of Company stock).

Resolution Proposed by Stockholder

SHAREHOLDER VOTE ON POISON PILLS
ADOPT PROPOSAL TOPIC THAT WON MORE THAN 50% VOTE IN 2000
(Greater than 50% vote is based on yes and no votes cast)
(Greater than 46% vote if abstentions are counted as no votes)

SHAREHOLDER VOTE ON POISON PILLS

    Shareholders recommend the company not adopt or maintain any poison pill designed to block, the acquisition of stock in excess of a specified amount:
    Unless such plan or agreement has previously been approved by a shareholder vote. Shareholders recommend the board redeem or terminate any such plan or agreement.
    The Investor Responsibility Research Center reported greater than 50% of the yes-no votes approved this proposal topic sponsored by John Chevedden at the 2000 shareholder meeting.

Supporting Statement of Proponent

Why submit Caterpillar's poison pill to a simple-majority shareholder vote?

•	The poison pill is an anti-takeover device, which injures shareholders by reducing management accountability. It adversely affects shareholder value.
•
Poison pills are a major shift of shareholder rights from shareholders to management. Pills give directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders.
Nell Minow and Robert Monks in their book POWER AND ACCOUNTABILITY
•	Poison pills like Caterpillar's are increasingly unpopular. Shareholder proposals to redeem poison pills or subject pills to shareholder vote achieved 60%-approval from shareholders in 1999.
Corporate Governance Bulletin, April 1999
•	The Council of Institutional Investors (www.cii.org) — an association of institutional investors — recommends poison pills be subject to shareholder vote.
•	Institutional investors own 60% of Caterpillar stock and mutual funds an additional 15%. Institutions and funds have a fiduciary duty to vote in the best interest of shareholders.

    The adoption of this proposal to improve a significant management rule deserves particular attention because the company has important rules and practices that are not competitive — according to many institutional investors:

  •
  A 75% supermajority vote requirement.

  •
  Classified Board.

  •
  No cumulative voting.

  •
  A directors' charitable award program compromises director independence.

    These less-than-optimal rules and practices argue that it is increasingly important for Caterpillar to adopt this one proposal to improve — as the stock continues to languish.

    The Caterpillar 1999 proxy statement said: "At Caterpillar, we make decisions based on their potential to enhance shareholder value."

Good governance rules can improve stock price:

    A recent survey by McKinsey & Co., international management consultant shows that institutional investors are prepared to pay an 18% premium for good corporate governance.

McKinsey warns that companies that fail to reform will find themselves at a competitive disadvantage in attracting capital to finance growth.
Wall Street Journal June 19, 2000

What additional issues highlight concern about improving Caterpillar's stock performance?

As reported in Business Week:
With earnings down in 1999 for the second year in a row, and prospects for only a scant increase in 2000, Cat's share price has plunged.

    "The stock for the foreseeable future is dead money," said John Inch, an industry analyst with Bears, Stearns & Co.

    1999 profits fell 37%, to $946 million, as sales slipped 6%, to $19.7 billion. That was Cat's worst showing since 1993.

The company has been embarrassed by a string of legal losses over patents, capped by an arbitrator who recently branded Cat management cheats.
Business Week, February 21, 2000

    Caterpillar is ranked 2nd lowest (4) in Timeliness by Value Line (4) for more than 8 months.

To increase shareholder value vote yes for:
 SHAREHOLDER VOTE ON POISON PILLS
ADOPT PROPOSAL TOPIC THAT WON MORE THAN 50% VOTE IN 2000
YES ON 3

Statement in Opposition to Proposal

    Rewarding stockholders with increased value unquestionably is a primary function of corporate managers and directors. That is what they are paid to do. But, this does not justify irresponsible, short-term actions to achieve quick results.

    Caterpillar believes the correct approach for assuring ongoing stockholder value is a long-term commitment to sustained business competitiveness. It was this commitment that permitted the investment of billions of dollars in renewed factories and a radical restructuring of the Company so it could excel in the highly competitive global environment of the twenty-first century. These strategic initiatives would not have been taken under a short-term perspective seeking instantaneous rewards.

    But, as a result of these and related initiatives, over the past decade Caterpillar has generated significant consolidated operating cash flow. Much of that cash flow was used to increase our dividend several times and to initiate programs to repurchase a percentage of our outstanding shares. Equally important, we are using that cash flow to fund our business for sustained growth.

    That, we believe, is the key to stockholder value; creating a company that can deliver cash flow to both replenish itself and to provide reasonable returns to stockholders over a continuum of time.

    Some take a more shortsighted view of "value." They see it as anything that produces a reward — even if it is a one-time event that destroys the company. A leveraged buyout, a takeover, a split-up of the company, it doesn't matter so long as they realize a gain. If the company ceases to exist, no matter. They will move their capital to another investment.

    Perhaps we can't blame these individuals for wanting quick gains. But managers and directors are responsible for providing more stockholder wealth on an ongoing basis by managing the company's assets for the highest possible returns over the long term. They also have obligations to provide meaningful jobs for employees, and to the well being of communities in which their facilities are located.

    Our Shareholder Rights Plan does not, and is not intended to, prevent bidders from making offers to acquire the Company at a price and on terms that would be in the best interests of all shareholders. Instead, the Shareholder Rights Plan is designed to protect shareholders against potential abuses during a takeover attempt. In this regard, it is important to remember that hostile acquirers are interested in buying a company as cheaply as they can, and, in attempting to do so, may use coercive tactics such as partial and two-tiered tender offers and creeping stock accumulation programs which do not treat all shareholders fairly and equally. We believe our Rights Plan provides our Board with an additional degree of control in a takeover situation by allowing it to evaluate a takeover proposal in a rational manner to determine whether, in the exercise of its fiduciary duties, the Board believes the proposed offer adequately reflects the value of the Company and is in the interests of all shareholders.

    The economic benefits of a shareholder rights plan to shareholders have been validated in several studies. Georgeson & Company Inc. — a nationally recognized proxy solicitor and investor relations firm — analyzed takeover data between 1992 and 1996 to determine whether shareholder rights plans had any measurable impact on shareholder value. Their findings (available at http:/ /www.georgeson.com/menu/pubs.html) were as follows:

  •
  premiums paid to acquire target companies with rights plans were on average eight percentage points higher than premiums paid to target companies without rights plans;

  •
  rights plans contributed an additional $13 billion in shareholder value during the last five years and shareholders of acquired companies without rights plans gave up $14.5 billion in potential premiums;

  •
  the presence of a rights plan did not increase the likelihood of withdrawal of a friendly takeover bid nor the defeat of a hostile one; and

  •
  rights plans did not reduce the likelihood of a company becoming a takeover target.

    Georgeson's two pioneering "Poison Pill" Impact Studies in 1998 and a 1995 report from JP Morgan reached the same conclusions. For these reasons, plans similar to our Shareholder Rights Plan have been adopted by a majority of the companies in the S&P 500 index.

    The Board disagrees with many of the "supporting statements" contained in this proposal and believes that many are either outdated or out of context, or both.

    Based on its business experience and knowledge of Caterpillar and the industry in which it operates, the Board believes the Caterpillar Shareholder Rights Plan is in your best interest.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 3.

PROPOSAL 4 — Stockholder Proposal re: Code of Worldwide Business Conduct and Caterpillar Response

    This proposal is submitted by Ms. Vidette Bullock Mixon, 1201 Davis Street, Evanston, IL 60201-4118 (owner of 1,000 shares of Company stock), Maryknoll Fathers and Brothers, whose legal title is Catholic Foreign Mission Society of America, Inc., P. O. Box 305, Maryknoll, NY 10545-0305 (owner of 15,000 shares of Company stock), and Benedictine Sisters, 530 Bandera Road, San Antonio, TX 89228 (owner of 1,000 shares of Company stock).

Resolution Proposed by Stockholder

    WHEREAS, our company, as a global corporation, faces numerous complex problems which also affect our interests as shareholders. The international context within which our company operates is becoming increasingly diverse as we enter the new millennium.

    Companies operating in the global economy are faced with important concerns arising from diverse cultures and political and economic contexts. These concerns require management to address issues beyond the traditional business focus. These include such areas as human rights, worker's right to organize and bargain collectively, non-discrimination in the workplace and sustainable community development. Companies should find effective ways to eliminate the use of child labor, forced labor, bribery and harmful environmental practices.

    A New York Times editorial stated, "[Corporations] should hold themselves to some guidelines. Their own practices should not be abusive, even if local laws allow it. This means giving workers wages they can live on and good working conditions." (Corporations and Conscience, New York Times, 12/6/98).

    Our company should be in a position to assure shareholders that its employees are treated fairly and are paid a sustainable living wage wherever they work in the global economy.

    We believe global companies need to operationalize comprehensive codes of conduct, such as those found in the "Principles for Global Corporate Responsibility: Bench Marks for Measuring Business Performance," developed by an international group of religious investors which highlight both criteria and bench marks which guide code compliance.

    One important element of ensuring code compliance is the utilization of independent monitors made up of respected local human rights, religious and other non-governmental organizations. A number of global companies are involved in the development of credible code enforcement mechanisms that include independent monitoring.

    RESOLVED that our company amend its Code of Worldwide Business Conduct to include a program of independent monitoring of both its international suppliers and its own national/international facilities.

Supporting Statement

    Caterpillar's revised Code of Worldwide Business Conduct, Oct. 1, 2000, distributed shortly after the last shareholders' meeting does not address essential issues. There is no evaluation and/or transparency noted in it. The revised Code fails to:

  •
  Enumerate fully the care, concern and support required of a corporation to protect and guide all stakeholders touched by the economic, political, social and cultural realities of its presence in the community.

  •
  Move from principles to measurable policy.

  •
  Plan for independent evaluations, reporting and transparency. In house evaluation simply consists of asking "…senior company managers… to report any events or activities that might cause an impartial observer to conclude that the Code hasn't been followed" and further, it states that, "[the reports] will be held in confidence." [Page 13 of the Code].

    As in a financial audit, independent monitoring of a social and environmental audit is essential if consumer and investor confidence in our company's commitment to human rights and environmental responsibilities is to be realized and maintained.

Statement in Opposition to Proposal

    We adopted the Caterpillar Code of Worldwide Business Conduct and Operating Principles ("Code of Conduct") in 1974 and have revised it five times since then, the latest revision occurring this year. We readily distribute this document to inquiring shareholders and other constituents. As stated in our introduction to the Code of Conduct, we believe "[n]o document Caterpillar has published is more important than our Code of Worldwide Business Conduct."

    As illustrated in the following excerpts, our current Code of Conduct embodies many of the principles contained in the proponent's proposal.

Employee Relationships

  •
  "We build and maintain a productive, motivated workforce by treating all employees fairly and equally …

  •
  We select and place employees on the basis of their qualifications for the work to be performed — without regard to their race, religion, national origin, color, gender, age, and/or physical or mental disability …

  •
  We value highly the differences among individuals and we welcome diversity within our workforce. We support and obey laws that prohibit discrimination everywhere we do business …

  •
  We reward employees based on the quality of the work they do and the contributions they make to Caterpillar."

Corporate Facilities

  •
  "We actively promote the health and safety of our employees with policies and practical programs that help individuals safeguard themselves and their coworkers …

  •
  [W]e take many precautions to prevent illness or injury, and we make appropriate changes in our behavior or work environment that will contribute to improving the health and safety of ourselves and others."

Protection of the Environment

    "We establish and adhere to environmentally sound policies and practices in product design, engineering and manufacturing, and we are committed to providing our customers with products that are both safe and reliable. We educate and encourage our customers to use the products they purchase from us in environmentally responsible ways."

Public Responsibility

  •
  "Caterpillar accepts the responsibilities of global citizenship … [w]e believe that our success should also contribute to the quality of life and the prosperity of communities where we work and live …

  •
  [W]e contribute significant time and energy to promoting the health, welfare and economic stability of our communities around the world …

  •
  We encourage all employees to participate in community activities that promote the common good."

Conclusion

    At Caterpillar, we are dedicated to promoting a healthy, productive and rewarding work environment for our employees worldwide and our Code of Conduct, which is readily available to requesting shareholders, currently reflects that dedication. Accordingly, we see no further purpose served by the proponent's proposal.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 4.

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

    Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis except one late Form 4 filing for Juan Gallardo with respect to seven purchase transactions resulting in the acquisition of 24,259 shares of Company stock.

Stockholder Proposals for the 2002 Annual Meeting

    If you want to submit a proposal for possible inclusion in the Company's 2002 Proxy Statement, our Corporate Secretary must receive it on or before November 2, 2001.

Matters Raised at the Meeting not Included in this Statement

    We have received notification from Mr. John Chevedden that he intends to ask for a vote from the floor of the annual meeting on his request that the Company report on five specific business items relating to the Company's recommendations on, and oppositions to, certain proposals herein, employee stock ownership and Company policies on the election and terms of directors. If these requests for reports are properly presented for a vote at the annual meeting, proxy holders intend to vote in their discretion against each request included in the notification.

    We do not know of any matters to be acted upon at the meeting other than those discussed in this statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.

    Under Caterpillar bylaws, a stockholder may bring a matter before the annual meeting by giving adequate notice to our Corporate Secretary. To be adequate, that notice must contain information specified in our bylaws and be received by us not less than 45 days nor more than 90 days prior to the annual meeting. If, however, less than 60 days notice of the meeting date is given to stockholders, notice of a matter to be brought before the annual meeting may be provided to us up to the 15th day following the date notice of the annual meeting was provided.

Solicitation

    Caterpillar is soliciting this proxy on behalf of its Board of Directors. This solicitation is being made by mail but also may be made by telephone or in person. We have hired Innisfree M&A Incorporated for $15,000, plus out-of-pocket expenses, to assist in the solicitation.

Stockholder List

    A stockholder list will be available for your examination during normal business hours at 100 NE Adams Street, Peoria, Illinois, at least ten days prior to the annual meeting and will also be available for examination at the annual meeting.

Revocability of Proxy

    You may revoke the enclosed proxy by filing a written notice of revocation with us or by submitting another executed proxy that is dated later.

Exhibit A

CATERPILLAR INC.
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
(adopted by the Board of Directors on August 9, 2000)

I.  PURPOSE AND GENERAL RESPONSIBILITIES

    The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for financial matters. It performs this function by:

  •
  serving as an independent and objective party to monitor Caterpillar's financial reporting process and internal control system;

  •
  reviewing and assessing audit efforts of Caterpillar's independent auditors and internal auditing department; and

  •
  providing an avenue of open communication among Caterpillar's independent auditors, financial and senior management, internal auditing department, and Board of Directors.

    While the Audit Committee has the responsibilities set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Caterpillar's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

II.  COMPOSITION

    The Audit Committee shall have a Chairman appointed by the Board of Directors. No member of the Audit Committee shall have a relationship to Caterpillar that may interfere with the exercise of their independent judgment, as such independence is defined by New York Stock Exchange Listing Standards. All members of the Audit Committee shall be financially literate as determined by the Board in its business judgment consistent with financial literacy guidelines adopted by the Board. At least one member of the Audit Committee must have accounting or related financial management expertise as determined by the Board in its business judgment. At each April meeting of the Board, the composition of the existing Audit Committee shall be reaffirmed or the Audit Committee shall be reconstituted.

III.  MEETINGS AND ATTENDANCE

    The Audit Committee shall meet at least four times a year — in February, April, August, and October — or more frequently if circumstances dictate. At least twice a year, the Audit Committee shall meet separately with the independent auditor and the Vice President for Corporate Auditing and Compliance in executive session.

    At each meeting of the Audit Committee, the following individuals, or their designated representative, shall be present: the Group President in charge of financial matters, Chief Financial Officer, Controller, General Counsel and Corporate Secretary, Vice President for Corporate Auditing and Compliance, and the engagement partner for the independent auditor. At the invitation of the Audit Committee Chairman, other members of management or outside consultants shall attend Audit Committee meetings.

IV.  RESPONSIBILITIES AND DUTIES

  Audit Committee Charter

    The Audit Committee shall review this charter at least annually for adequacy and recommend to the Board any necessary changes. Should necessary charter changes come to the Audit Committee's attention prior to its scheduled annual review, such changes may be recommended to the Board prior to the annual review.

  Independent Auditor

    It is understood that the independent auditor is ultimately accountable to the Audit Committee and the Board. In that regard, the Audit Committee and the Board have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditor.

    The Audit Committee shall annually recommend to the Board the selection of the independent auditor. Factors considered in making that recommendation include the auditor's independence, effectiveness, and fees.

    At least annually, the Audit Committee shall review a formal written statement from the independent auditor delineating all relationships between the independent auditor and Caterpillar and discuss with the independent auditor all significant relationships the independent auditor has with Caterpillar to determine its independence and objectivity. Any necessary action resulting from that review shall be recommended to the Board by the Audit Committee.

    The Audit Committee views updates on emerging accounting and auditing issues as critical to its function. In this regard, the independent auditor and management shall provide updates on emerging accounting and auditing issues, as well as an assessment of their potential impact on Caterpillar, on a timely basis throughout the year.

  Internal Controls

    Periodically, the Audit Committee shall review with the independent auditor and management personnel the adequacy and effectiveness of Caterpillar's accounting and financial controls (including a review of any reports or communications required by or referred to in Statement of Auditing Standards No. 61), and elicit any recommendations for improvement of existing controls or the addition of new or more detailed controls.

  Financial Reporting Process

    Annual Process

    In February of each year, the Audit Committee shall review with the independent auditor and management Caterpillar's annual audited financial statements and related financial disclosures. As a result of that review, the Audit Committee shall recommend to the Board whether the audited financials and related disclosures should be included in Caterpillar's Annual Report on Form 10-K and the Annual Report to Shareholders as reflected in the Appendix to Caterpillar's annual Proxy Statement. In connection with that review:

  •
  the independent auditor shall report on its completion of the annual audit, any significant issues arising and whether it intends to issue an unqualified opinion on the financials;

  •
  the independent auditor shall express its judgment regarding the quality and appropriateness of Caterpillar's accounting principles as they apply to its financial reporting;

  •
  management shall review the annual consolidated financial statements with the Audit Committee, discussing significant changes from the previous year and the impact of any new accounting pronouncements;

  •
  the Audit Committee shall consider any significant changes to Caterpillar's auditing and accounting practices as suggested by the independent auditor or management;

  •
  the Audit Committee shall review separately with management and the independent auditor any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information; and

  •
  the Audit Committee shall review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as previously approved by the Audit Committee, have been implemented.

    Throughout the year, both the independent auditor and Vice President for Corporate Auditing and Compliance shall describe their audit plans (in terms of scope and procedures to be used) for the year and the progress of those plans to date.

    Quarterly Process

    Prior to each Form 10-Q filing by Caterpillar, the Audit Committee shall review with the independent auditor any significant issues arising in the independent auditor's SAS 71 review of the quarterly financial statements and related disclosures.

  Annual Audit Committee Report

    At each February meeting, the Audit Committee shall review and approve for inclusion in Caterpillar's annual Proxy Statement a "Report of the Audit Committee," containing information required under Securities & Exchange Commission rules.

  Report of Significant Litigation and Regulatory Matters

    At least once a year, the Corporate Secretary and General Counsel shall discuss with the Audit Committee any significant litigation or regulatory matters outstanding involving Caterpillar. If significant litigation or regulatory matters arise during the year outside of a regularly scheduled report, those matters shall be brought to the attention of the Audit Committee at its next regularly scheduled meeting.

  Additional Areas of Review

    The Audit Committee may participate in other areas of review as designated by the Board, including, but not limited to, the following:

    Senior Officer Expenses — The Audit Committee shall review annually the expenses of the senior officers of Caterpillar through the level of Group President.

    Transactions with Management — The Audit Committee shall review past or proposed transactions between Caterpillar, members of management, directors, and associates of directors.

    Information Technology — The Audit Committee shall receive periodic reports on the adequacy of Caterpillar's computerized information system controls and related security.

    Income Tax Matters — Annually, the Audit Committee shall receive a report from Caterpillar's Director of Tax regarding certain income tax matters, including the status of income tax reserves and governmental tax audits.

    Derivative Securities — Annually, the Audit Committee shall receive a report from the Chief Financial Officer on Caterpillar's use of derivative securities and compliance with the Derivative Policy of the Board.

    Caterpillar Financial Services Matters — Periodically, the Vice President in charge of Caterpillar Financial Services Corporation shall update the Audit Committee on that subsidiary's operations, including a discussion of financing and lending activities.

    Foreign Corrupt Practices — The Audit Committee shall receive periodic reports regarding Caterpillar's compliance with the provisions of the Foreign Corrupt Practices Act as well as the adequacy of Caterpillar's internal controls to assure continued compliance with the Act.

APPENDIX

CATERPILLAR INC.
GENERAL AND FINANCIAL INFORMATION
2000

TABLE OF CONTENTS

Report of Management
Report of Independent Accountants
Consolidated Financial Statements and Notes
Five-year Financial Summary
Management's Discussion and Analysis (MD&A)
Machinery and Engine Sales by Geographic Region
2000 Compared with 1999
Supplemental Information
Fourth-Quarter 2000 Compared with Fourth-Quarter 1999
1999 Compared with 1998
Liquidity & Capital Resources
Employment
Other Matters
Outlook
Supplemental Stockholder Information
Directors and Officers

REPORT OF MANAGEMENT	Caterpillar Inc.

The management of Caterpillar Inc. has prepared the accompanying financial statements for the years ended December 31, 2000, 1999, and 1998, and is responsible for their integrity and objectivity. The statements were prepared in conformity with generally accepted accounting principles, applying certain estimates and judgments as required.

   Management maintains a system of internal accounting controls which has been designed to provide reasonable assurance that: transactions are executed in accordance with proper authorization, transactions are properly recorded and summarized to produce reliable financial records and reports, assets are safeguarded, and the accountability for assets is maintained.

   The system of internal controls includes statements of policies and business practices, widely communicated to employees, which are designed to require them to maintain high ethical standards in their conduct of company affairs. The internal controls are augmented by careful selection and training of supervisory and other management personnel, by organizational arrangements that provide for appropriate delegation of authority and division of responsibility, and by an extensive program of internal audit with management follow-up.

   The financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants, in accordance with generally accepted auditing standards. They have made similar annual audits since the initial incorporation of our company. Their role is to render an objective, independent opinion on management's financial statements. Their report appears below.

   Through its Audit Committee, the Board of Directors reviews our financial and accounting policies, practices, and reports. The Audit Committee consists exclusively of seven directors who are not salaried employees and who are, in the opinion of the Board of Directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member. The Audit Committee meets several times each year with representatives of management, including the internal auditing department, and the independent accountants to review the activities of each and satisfy itself that each is properly discharging its responsibilities. Both the independent accountants and the internal auditors have free access to the Audit Committee and meet with it periodically, with and without management representatives in attendance, to discuss, among other things, their opinions as to the adequacy of internal controls and to review the quality of financial reporting.

Glen Barton Chairman of the Board
F. L. McPheeters Chief Financial Officer
January 18, 2001

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF CATERPILLAR INC.:

In our opinion, the accompanying consolidated financial statements, in Statements 1 through 4, present fairly, in all material respects, the financial position of Caterpillar Inc. and its subsidiaries at December 31, 2000, 1999, and 1998, and the results of their operations and their cash flow for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PriceWaterhouseCoopers LLP
Peoria, Illinois

January 18, 2001

STATEMENT 1
Results of Operations for the Years Ended December 31
(Millions of dollars except per share data)

				Supplemental consolidating data
	Consolidated			Machinery and Engines(1)			Financial Products
	2000	1999	1998	2000	1999	1998	2000	1999	1998
Sales and revenues:
Sales of Machinery and Engines (Note 1C)	$18,913	$18,559	$19,972	$18,913	$18,559	$19,972	$—	$—	$—
Revenues of Financial Products (Note 1C)	1,262	1,143	1,005	—	—	—	1,465	1,277	1,117

Total sales and revenues	20,175	19,702	20,977	18,913	18,559	19,972	1,465	1,277	1,117
Operating costs:
Cost of goods sold	14,497	14,481	15,031	14,497	14,481	15,031	—	—	—
Selling, general, and administrative expenses	2,604	2,541	2,561	2,099	2,079	2,210	544	493	377
Research and development expenses	649	626	643	649	626	643	—	—	—
Interest expense of Financial Products	688	560	489	—	—	—	739	585	501

Total operating costs	18,438	18,208	18,724	17,245	17,186	17,884	1,283	1,078	878

Operating profit	1,737	1,494	2,253	1,668	1,373	2,088	182	199	239
Interest expense excluding Financial Products	292	269	264	292	269	264	—	—	—
Other income (expense) (Note 3)	83	196	185	(126)	66	46	96	52	65

Consolidated profit before taxes	1,528	1,421	2,174	1,250	1,170	1,870	278	251	304
Provision for income taxes (Note 6)	447	455	665	350	362	554	97	93	111

Profit of consolidated companies	1,081	966	1,509	900	808	1,316	181	158	193
Equity in profit of unconsolidated affiliated companies (Note 10)	(28)	(20)	4	(31)	(21)	4	3	1	—
Equity in profit of Financial Products' subsidiaries	—	—	—	184	159	193	—	—	—

Profit	$1,053	$946	$1,513	$1,053	$946	$1,513	$184	$159	$193

Profit per share of common stock (Note 15)	$3.04	$2.66	$4.17

Profit per share of common stock — assuming dilution (Note 15)	$3.02	$2.63	$4.11

Cash dividends declared per share of common stock	$1.345	$1.275	$1.150

(1) Represents Caterpillar Inc. and its subsidiaries except for Financial Products, which is accounted for on the equity basis.

The supplemental consolidating data is presented for the purpose of additional analysis. See Note 1B on Page A-7 for a definition of the groupings in these statements. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at consolidated data.

STATEMENT 2
Changes in Consolidated Stockholders' Equity for the Years Ended December 31
(Dollars in millions)

	2000		1999		1998
Common stock (Note 14):
Balance at beginning of year	$(1,230)		$(993)		$(442)
Common shares issued, including treasury shares reissued: 2000 — 408,629; 1999 — 1,535,626; 1998 — 800,315	14		23		16
Treasury shares purchased: 2000 — 10,789,700; 1999 — 4,956,100; 1998 — 11,612,300	(412)		(260)		(567)

Balance at year-end	(1,628)		(1,230)		(993)

Profit employed in the business:
Balance at beginning of year	6,617		6,123		5,026
Profit	1,053	1,053	946	946	1,513	1,513
Dividends declared	(465)		(452)		(416)

Balance at year-end	7,205		6,617		6,123

Accumulated other comprehensive income:
Foreign currency translation adjustment (Note 1H):
Balance at beginning of year	125		65		95
Aggregate adjustment for year	(70)	(70)	60	60	(30)	(30)

Balance at year-end	55		125		65

Minimum Pension Liability Adjustment:
Balance at beginning of year	(47)		(64)		—
Aggregate adjustment for year	15	15	17	17	(64)	(64)

Balance at year-end	(32)		(47)		(64)

Comprehensive income		998		1,023		1,419

Stockholders' equity at year-end	$5,600		$5,465		$5,131

See accompanying Notes to Consolidated Financial Statements.

STATEMENT 3 Financial Position at December 31 (Dollars in millions)	Caterpillar Inc.

				Supplemental consolidating data
	Consolidated (Caterpillar Inc. and subsidiaries)
				Machinery and Engines(1)			Financial Products
	2000	1999	1998	2000	1999	1998	2000	1999	1998
Assets
Current assets:
Cash and short-term investments	$334	$548	$360	$206	$440	$303	$128	$108	$57
Receivables — trade and other	2,608	3,233	3,660	2,411	2,357	2,604	1,201	1,761	1,875
Receivables — finance (Note 5)	5,471	4,206	3,516	—	—	—	5,471	4,206	3,516
Deferred income taxes	397	405	474	377	394	465	20	11	9
Prepaid expenses	1,019	824	607	1,038	841	616	2	3	9
Inventories (Note 1D)	2,692	2,594	2,842	2,692	2,594	2,842	—	—	—

Total current assets	12,521	11,810	11,459	6,724	6,626	6,830	6,822	6,089	5,466
Property, plant, and equipment — net (Notes 1F and 9)	5,588	5,201	4,866	4,376	4,287	4,125	1,212	914	741
Long-term receivables — trade and other	76	95	85	76	95	85	—	—	—
Long-term receivables — finance (Note 5)	6,095	5,588	5,058	—	—	—	6,095	5,588	5,058
Investments in unconsolidated affiliated companies (Notes 1B and 10)	551	553	773	504	523	773	47	30	—
Investments in Financial Products' subsidiaries	—	—	—	1,620	1,464	1,269	—	—	—
Deferred income taxes (Note 6)	907	954	955	960	974	980	10	9	8
Intangible assets (Note 1F)	1,507	1,543	1,241	1,504	1,541	1,241	3	2	—
Other assets (Note 17)	1,219	967	691	790	648	316	429	319	375

Total assets	$28,464	$26,711	$25,128	$16,554	$16,158	$15,619	$14,618	$12,951	$11,648

Liabilities
Current liabilities:
Short-term borrowings (Note 12)	$971	$770	$809	$369	$51	$49	$919	$1,030	$972
Accounts payable	2,339	2,003	2,250	2,556	2,317	2,401	147	41	273
Accrued expenses	1,048	1,048	928	720	758	659	451	337	290
Accrued wages, salaries, and employee benefits	1,274	1,191	1,217	1,262	1,180	1,208	12	11	9
Dividends payable	117	115	107	117	115	107	5	29	36
Deferred and current income taxes payable (Note 6)	57	23	15	28	(12)	(19)	29	35	34
Deferred liability	—	—	—	—	—	—	316	190	143
Long-term debt due within one year (Note 13)	2,762	3,104	2,239	204	167	60	2,558	2,937	2,179

Total current liabilities	8,568	8,254	7,565	5,256	4,576	4,465	4,437	4,610	3,936
Long-term debt due after one year (Note 13)	11,334	9,928	9,404	2,854	3,099	2,993	8,480	6,829	6,411
Liability for postemployment benefits (Note 8)	2,514	2,536	2,590	2,514	2,536	2,590	—	—	—
Deferred income taxes and other liabilities (Note 6)	448	528	438	330	482	440	81	48	32

Total liabilities	22,864	21,246	19,997	10,954	10,693	10,488	12,998	11,487	10,379

Contingencies (Notes 17 and 18)
Stockholders' equity (Statement 2)
Common stock of $1.00 par value (Note 14):
Authorized shares: 900,000,000
Issued shares (2000, 1999, and 1998 — 407,447,312) at paid-in amount	1,048	1,045	1,063	1,048	1,045	1,063	787	762	683
Profit employed in the business	7,205	6,617	6,123	7,205	6,617	6,123	922	744	615
Accumulated other comprehensive income	23	78	1	23	78	1	(89)	(42)	(29)
Treasury stock (2000 — 64,050,502 shares; 1999 — 53,669,431 shares; and 1998 — 50,248,957 shares) at cost	(2,676)	(2,275)	(2,056)	(2,676)	(2,275)	(2,056)	—	—	—

Total stockholders' equity	5,600	5,465	5,131	5,600	5,465	5,131	1,620	1,464	1,269

Total liabilities and stockholders' equity	$28,464	$26,711	$25,128	$16,554	$16,158	$15,619	$14,618	$12,951	$11,648

(1) Represents Caterpillar Inc. and its subsidiaries except for Financial Products, which is accounted for on the equity basis.

The supplemental consolidating data is presented for the purpose of additional analysis. See Note 1B on Page A-7 for a definition of the groupings in these statements. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at consolidated data.

See accompanying Notes to Consolidated Financial Statements.

STATEMENT 4
Statement of Cash Flow for the Years Ended December 31
(Millions of dollars)

				Supplemental consolidating data
	Consolidated (Caterpillar Inc. and subsidiaries)
				Machinery and Engines(1)			Financial Products
	2000	1999	1998	2000	1999	1998	2000	1999	1998
Cash flow from operating activities:
Profit	$1,053	$946	$1,513	$1,053	$946	$1,513	$184	$159	$193
Adjustments for noncash items:
Depreciation and amortization	1,022	945	865	779	745	697	243	200	168
Profit of Financial Products	—	—	—	(184)	(159)	(193)	—	—	—
Other	120	188	(8)	(78)	105	98	130	83	(137)
Changes in assets and liabilities:
Receivables — trade and other	(327)	494	(104)	(29)	368	993	(273)	294	(1,258)
Inventories	(54)	312	(104)	(54)	312	(104)	—	—	—
Accounts payable and accrued expenses	335	(95)	(60)	231	(45)	(182)	195	(180)	284
Other — net	(90)	(200)	(328)	(87)	(205)	(177)	(5)	3	(72)

Net cash provided by (used for) operating activities	2,059	2,590	1,774	1,631	2,067	2,645	474	559	(822)

Cash flow from investing activities:
Capital expenditures — excluding equipment leased to others	(723)	(790)	(925)	(709)	(770)	(918)	(14)	(20)	(7)
Expenditures for equipment leased to others	(665)	(490)	(344)	(9)	(21)	(9)	(656)	(469)	(335)
Proceeds from disposals of property, plant, and equipment	263	215	141	29	30	17	234	185	124
Additions to finance receivables	(14,879)	(8,526)	(8,537)	—	—	—	(14,879)	(8,526)	(8,537)
Collections of finance receivables	12,101	5,676	4,635	—	—	—	12,101	5,676	4,635
Proceeds from sale of finance receivables	1,581	1,324	1,705	—	—	—	1,581	1,324	1,705
Net short-term loans to Financial Products	—	—	—	(24)	(100)	29	6	(87)	(244)
Investments and acquisitions	(115)	(302)	(1,428)	(102)	(275)	(1,428)	(13)	(27)	—
Other — net	(316)	(147)	177	(223)	(284)	(107)	(117)	58	4

Net cash used for investing activities	(2,753)	(3,040)	(4,576)	(1,038)	(1,420)	(2,416)	(1,757)	(1,886)	(2,655)

Cash flow from financing activities:
Dividends paid	(462)	(445)	(400)	(462)	(445)	(400)	(29)	(36)	(49)
Common stock issued, including treasury shares reissued	4	11	6	4	11	6	25	79	280
Treasury shares purchased	(412)	(260)	(567)	(412)	(260)	(567)	—	—	—
Net short-term loans from Machinery and Engines	—	—	—	(6)	87	244	24	100	(29)
Proceeds from long-term debt issued	3,760	3,770	4,590	12	306	627	3,748	3,464	3,963
Payments on long-term debt	(3,147)	(2,288)	(1,153)	(198)	(109)	(65)	(2,949)	(2,179)	(1,088)
Short-term borrowings — net	800	(127)	388	301	(71)	(23)	499	(56)	411

Net cash provided by (used for) financing activities	543	661	2,864	(761)	(481)	(178)	1,318	1,372	3,488

Effect of exchange rate changes on cash	(63)	(23)	6	(66)	(29)	11	(15)	6	(5)

(Decrease) increase in cash and short-term investments	(214)	188	68	(234)	137	62	20	51	6
Cash and short-term investments at the beginning of the period	548	360	292	440	303	241	108	57	51

Cash and short-term investments at the end of the period	$334	$548	$360	$206	$440	$303	$128	$108	$57

(1) Represents Caterpillar Inc. and its subsidiaries except for Financial Products, which is accounted for on the equity basis.

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

The supplemental consolidating data is presented for the purpose of additional analysis. See Note 1B on Page A-7 for a definition of the groupings in these statements. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at consolidated data.

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in millions except per share data)	Caterpillar Inc.

1. Operations and summary of
significant accounting policies

A. Nature of operations

We operate in three principal lines of business:

   (1) Machinery — design, manufacture, and marketing of construction, mining, agricultural, and forestry machinery — track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, mining shovels, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, telescopic handlers, skid steer loaders, and related parts.

   (2) Engines — design, manufacture, and marketing of engines for Caterpillar Machinery, on-highway trucks and locomotives; marine, petroleum, construction, industrial, agricultural, and other applications; electric power generation systems; and related parts. Reciprocating engines meet power needs ranging from 5 to over 22,000 horsepower (4 to over 16 200 kilowatts). Turbines range from 1,340 to 18,000 horsepower (1000 to 13 500 kilowatts).

   (3) Financial Products — financing to customers and dealers for the purchase and lease of Caterpillar and noncompetitive related equipment, as well as some financing for Caterpillar sales to dealers. Also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment. This line of business consists primarily of Caterpillar Financial Services Corporation (Cat Financial) and its subsidiaries and Caterpillar Insurance Services Corporation.

   Our products are sold primarily under the marks "Caterpillar," "Cat," "Solar," "MaK," "Perkins," "FG Wilson," and "Olympian."

   We conduct operations in our Machinery and Engines'lines of business under highly competitive conditions, including intense price competition. We place great emphasis upon the high quality and performance of our products and our dealers' service support. Although no one competitor is believed to produce all of the same types of machines and engines, there are numerous companies, large and small, which compete with us in the sale of each of our products.

   Machines are distributed principally through a worldwide organization of dealers, 63 located in the United States and 157 located outside the United States. Worldwide, these dealers have over 2,700 places of business (including about 650 rental stores) and serve 171 countries. Reciprocating engines are sold principally through the worldwide dealer organization and to other manufacturers for use in products manufactured by them. Some of the reciprocating engines manufactured by Perkins are also sold through their worldwide distributor network. Our dealers do not deal exclusively with our products; however, in most cases sales and servicing of our products are our dealers' principal business. Turbines and large marine reciprocating engines are sold through sales forces employed by Solar and MaK, respectively. Occasionally, these employees are assisted by independent sales representatives.

   Manufacturing activities of the Machinery and Engines'lines of business are conducted in 45 plants in the United States; fourteen in the United Kingdom; eight in Italy; five in Mexico; four in China and India; three in France, Germany, and Northern Ireland; two each in Australia, Canada, and Japan; and one each in Belgium, Brazil, Hungary, Indonesia, Netherlands, Poland, Russia, South Africa, and Sweden. Fourteen parts distribution centers are located in the United States and twelve are located outside the United States.

   The Financial Products' line of business also conducts operations under highly competitive conditions. Financing for users of Caterpillar products is available through a variety of competitive sources, principally commercial banks and finance and leasing companies. We emphasize prompt and responsive service to meet customer requirements and offer various financing plans designed to increase the opportunity for sales of our products and generate financing income for our company. Financial Products' activity is primarily conducted in the United States, with additional offices in Asia, Australia, Canada, Europe, and Latin America.

B. Basis of consolidation

The financial statements include the accounts of Caterpillar Inc. and its subsidiaries. Investments in companies that are owned 20% to 50% are accounted for by the equity method (see Note 10 on Page A-13).

   The accompanying financial statements and supplemental consolidating data, where applicable, have been grouped as follows:

   Consolidated — Caterpillar Inc. and its subsidiaries.

   Machinery and Engines —primarily our manufacturing, marketing, and parts distribution operations, with the Financial Products' subsidiaries on an equity basis.

   Financial Products — our finance and insurance subsidiaries, primarily Cat Financial and Caterpillar Insurance Services Corporation.

   Certain amounts for prior years have been reclassified to conform with the current-year financial statement presentation.

C. Sales and revenue recognition

Sales of machines and engines are unconditional sales that are generally recorded when title transfers as product is shipped and invoiced to independently owned and operated dealers or customers.

   Revenues primarily represent finance and lease revenues of Cat Financial, a wholly-owned subsidiary. Finance revenues are recognized over the term of the contract at a constant rate of return on the scheduled uncollected principal balance. Lease revenues are recognized in the period earned. Recognition of income is suspended when collection of future income is not probable. Income recognition is resumed if the receivable becomes contractually current and collection doubts are removed; previously suspended income is recognized at that time.

D. Inventories

Inventories are stated at the lower of cost or market. Cost is principally determined using the last-in, first-out (LIFO) method. The value of inventories on the LIFO basis represented about 80% of total inventories at December 31, 2000, 1999, and 85% at December 31, 1998.

   If the FIFO (first-in, first-out) method had been in use, inventories would have been $2,065, $2,000, and $1,978 higher than reported at December 31, 2000, 1999, and 1998, respectively.

E. Securitized receivables

When finance receivables are securitized, we retain interest in the form of interest-only strips, servicing rights, cash reserve accounts and subordinate certificates. Gains or losses on the securitization

NOTES  continued
(Dollars in millions except per share data)

are dependent upon the purchase price being allocated between the carrying value of the securitized receivables and the retained interests based upon their relative fair value. We estimate fair value based on the present value of future expected cash flows using key assumptions for credit losses, prepayment speeds, forward yield curves and discount rates.

F. Depreciation and amortization

Depreciation of plant and equipment is computed principally using accelerated methods. Amortization of purchased intangibles is computed using the straight-line method, generally over a period of 20 years or less. Accumulated amortization was $252, $150, and $84 at December 31, 2000, 1999, and 1998, respectively.

   The increases in intangible assets in 1999 and 1998 were primarily related to the acquisitions of FG Wilson in 1999 and Perkins in 1998 (see Note 22 on Page A-19).

G. Shipping and Handling Costs

We include shipping and handling (including warehousing) costs incurred in connection with the distribution of replacement parts in the "Selling, general and administrative expenses" line of the income statement. These amounts were $235, $251, and $247 for the years ended December 31, 2000, 1999, and 1998, respectively.

H. Foreign currency translation

The functional currency for most of our Machinery and Engines' consolidated companies is the U.S. dollar. The functional currency for most of our Financial Products' and equity basis companies is the respective local currency. Gains and losses resulting from the translation of foreign currency amounts to the functional currency are included in the results of operations. Gains and losses resulting from translating assets and liabilities from the functional currency to U.S. dollars are included in "Accumulated other comprehensive income," which is part of stockholders' equity.

I. Derivative financial instruments

We use derivative financial instruments (derivatives) to manage foreign currency, interest rate, and commodity price exposures that arise in the normal course of business. Derivatives that we use are primarily foreign currency contracts (forward and option), interest rate swaps, and commodity contracts (forward and option). Derivatives are not used for speculative purposes.

   Please refer to Note 2 for more information on derivatives, including the methods used to account for them.

J. Estimates in financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts. Examples of the more significant estimates include: accruals and reserves for warranty and product liability losses, postemployment benefits, environmental costs, income taxes, and plant closing costs.

K. Future accounting changes

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires that an entity record all derivatives in the statement of financial position at their fair value. It also requires changes in fair value to be recorded each period in current earnings or other comprehensive income depending upon the purpose for using the derivative and/or its qualification, designation, and effectiveness as a hedging transaction. In June 2000, the FASB amended portions of SFAS 133 by issuing Statement of Financial Accounting Standards No. 138. We will adopt these new standards effective January 1, 2001. Adoption of these new accounting standards will result in cumulative after tax reductions to net income and other comprehensive income of $2 and $12, respectively, in the first quarter of 2001. The adoption will also immaterially impact both assets and liabilities recorded on the balance sheet.

2. Derivative financial instruments and risk management

A. Foreign exchange derivative instruments —
forward exchange and option contracts

Our Machinery and Engines' operations are subject to foreign exchange risk. Currency exchange rates impact the U.S. dollar value of sales made and costs incurred in foreign currencies. Our Financial Products' operations are subject to foreign exchange risk when the currency of debt obligations does not match the currency of the receivables portfolio.

   Foreign currency forward contracts and certain foreign currency option contracts are used to hedge our foreign exchange risks. Other than the up-front premiums that we pay on foreign currency option contracts, all cash flow related to these contracts occurs when the contracts mature.

   Our accounting treatment of foreign currency contracts depends upon the nature of the contracts:

1.
Forward contracts designated as hedges of firm future foreign currency commitments and purchased foreign currency option contracts designated as hedges of probable foreign currency transactions:
•
No gains or losses are reported until the hedged transaction occurs, even if the contracts are terminated or mature prior to the time of the hedged transaction.
•
Gains and losses are recognized and reported on the same financial statement line as the hedged transaction when the hedged transaction occurs.
•
Gains and losses are immediately recognized in current income ("Other income (expense)" in Statement 1) in those unusual instances when the hedged transaction is no longer expected to occur, or a foreign currency contract is no longer effective as a hedge.
2.
All other foreign currency contracts (those used to hedge net balance sheet exposures and anticipated net cash flow exposures for the next 12 months):
•
All gains or losses are recognized in current income ("Other income (expense)") as currency exchange rates change.
•
Net gains are reflected as an asset ("Receivables — trade and other" in Statement 3) until cash is actually received. Conversely, net losses are shown as a liability ("Accrued expenses" in Statement 3) until cash is actually paid.

    Caterpillar Inc.

   The notional amounts of outstanding contracts to buy and sell foreign currency were:

	December 31,
	2000	1999	1998
Hedges of firm commitments and/or probable foreign currency transactions	$74	$250	$222
Hedges of balance sheet exposure and/or anticipated cash flow exposure for the next 12 months	$1,807	$2,405	$1,802

The company also had $90 of written foreign currency options open at December 31, 1999. These written options were originally entered into as a part of a combination option strategy. The related purchased options were either sold or terminated prior to the maturity date. The maturity dates of the outstanding written options were within the first quarter of 2000. The company applied mark-to-market accounting treatment to these written options.

   The maturity dates for our outstanding contracts are primarily less than six months.

   Please refer to Note 16 and Table IV on Page A-16 for fair value information on foreign currency contracts.

B. Interest rate derivative instruments

We primarily use interest rate swap contracts to manage our exposure to interest rate changes and to lower the cost of borrowed funds.

   Interest rate swap contracts are linked to debt instruments and, in effect, change the characteristics of the debt (e.g., from fixed rate to floating rate). Interest rate swap contracts are not reflected in the financial statements at fair market value. The notional amounts of outstanding interest rate swap contracts were $4,858, $4,997, and $3,083 at December 31, 2000, 1999, and 1998, respectively.

   The difference between the interest payable and the interest receivable on each interest rate swap contract is recorded each reporting period as an adjustment to current income ("Interest expense excluding Financial Products" or "Interest expense of Financial Products" in Statement 1, as applicable). Interest rate swap contracts that are in a payable position are shown as interest payable ("Accrued expenses" in Statement 3); those in a receivable position are shown as an asset ("Receivables — trade and other" in Statement 3). The actual cash settlement on these interest rate swap contracts occurs at times specified in the agreement. If an interest rate swap contract is terminated prior to its maturity, no immediate gain or loss is recognized in the financial statements, except in those cases where the debt instrument to which the contract is linked is also terminated.

   Please refer to Note 16 and Table IV on Page A-16 for fair value information of interest rate swap contracts.

C. Commodity related derivative instruments

Our Machinery and Engines' operations are also subject to commodity price risk (i.e., potential price increases of our production material as a result of price increases in raw materials). We make limited use of commodity forward and/or option contracts to manage the risk of unfavorable price movement. The use of these types of derivative financial instruments has not been material

3. Other income (expense)

	Years ended December 31,
	2000	1999	1998
Investment and interest income	$73	$61	$101
License fees	15	14	18
Foreign exchange (losses) gains	(90)	(10)	(23)
Miscellaneous income	85	131	89

	$83	$196	$185

4. Inventories

	December 31,
	2000	1999	1998
Raw materials and work-in-process	$1,022	$969	$1,041
Finished goods	1,485	1,430	1,605
Supplies	185	195	196

	$2,692	$2,594	$2,842

5. Finance receivables

Finance receivables are receivables of Cat Financial, which generally can be repaid or refinanced without penalty prior to contractual maturity. Total finance receivables reported in Statement 3 are net of an allowance for credit losses.

   Caterpillar Inc. utilizes inventory merchandising programs for its North American dealers. Certain dealer receivables, which arise from the sale of goods, are sold to Cat Financial at a discount. Some of these receivables are then securitized by Cat Financial into private-placement, revolving securitization facilities as a cost-effective means of financing the business. Cat Financial services the dealer receivables, which are held in a securitization trust, and receives an annual servicing fee of 1% of the average outstanding principle balance. During 2000, a net cost of $38 was recognized on the securitization of dealer receivables. Significant assumptions used to estimate the fair value of dealer receivables securitized in 2000 include a 9.2% discount rate, a 4 month weighted average maturity, a weighted average prepayment rate of 0% and expected credit losses of 0%.

   During 2000, Cat Financial serviced installment sale contracts and finance lease contracts that they securitized in 1999, 1998 and 1997. Cat Financial receives a servicing fee of 1% of the average outstanding principal balance. As of December 31, 2000, Cat Financial's retained interests in these securitizations totaled $61. Key assumptions used to initially determine the fair value of the retained interests included cash flow discount rates on subordinate tranches of 6.27%–6.90%, a cash flow discount rate on other retained interests of 13.61%, a weighted average maturity of 58 months, average prepayment rates of 14%–24% and expected credit losses of .48%–.55%.

   The investors and the securitization trusts have no recourse to Cat Financial's other assets for failure of debtors to pay when due.

NOTES  continued
(Dollars in millions except per share data)

   Cash flows in 2000 related to the above securitizations consisted of:

	Dealer Receivables	Finance Receivables
Proceeds from receivables initially securitized	$660	$—
Proceeds from subsequent securitization of receivables into revolving facility	$7,109	$—
Servicing fees received	$2	$10
Other cash flows	$—	$7

   Characteristics of the dealer receivables and finance receivables securitizations as of and for the year ended December 31, 2000 were:

	Dealer Receivables	Finance Receivables
Total securitized principal balance at year end	$710	$452
Average balance during 2000	$537	$631
Loans › 30 days past due at year end	$—	$2
Net credit losses during the year	$—	$3
Weighted average maturity (in months) at year end	3	16

   To estimate the impact of changes to the key economic assumptions used to estimate the fair value of residual cash flows in retained interests on our income, we use a software application that computes a "shocked" fair value of retained interests. The difference between the current fair value and the "shocked" fair value is an estimate of our sensitivity to a change in the assumption. This estimate does not adjust for other variations that may occur should one of the assumptions actually change. Accordingly, no assurance can be given that actual results would be consistent with the results of our estimate. Adverse changes to any key assumption of 10% and 20% each had an immaterial impact on the fair value of residual cash flows.

   Please refer to Table I below for additional finance receivables information and Note 16 and Table IV on Page A-16 for fair value information.

6. Income taxes

The components of profit before taxes were:

	Years ended December 31,
	2000	1999	1998
U.S.	$1,083	$1,050	$1,880
Non-U.S.	445	371	294

	$1,528	$1,421	$2,174

The components of the provision for income taxes were:

	Years ended December 31,
	2000	1999	1998
Current tax provision:
U.S. Federal	$177	$179	$471
Non-U.S.	196	190	102
State (U.S.)	14	21	45

	$387	$390	$618

Deferred tax provision (credit):
U.S. Federal	83	81	93
Non-U.S.	(35)	(25)	(55)
State (U.S.)	12	9	9

	60	65	47

Total provision	$447	$455	$665

Reconciliation of the U.S. federal statutory rate to effective rate:

	Years ended December 31,
	2000	1999	1998
U.S. statutory rate	35.0%	35.0%	35.0%
(Decreases) increases in taxes resulting from:
Net operating loss carryforwards	—	(0.4)%	(2.1)%
Benefit of Foreign Sales Corporation	(3.8)%	(4.4)%	(3.2)%
Release valuation allowance	(2.6)%	—	(1.4)%
Non-U.S. subsidiaries taxed at other than 35%	1.6%	1.9%	0.9%
Other — net	(0.8)%	(0.1)%	1.4%

Provision for income taxes	29.4%	32.0%	30.6%

TABLE I — Finance Receivables Information

Contractual maturities of outstanding receivables:

	December 31,
Amounts Due In	Installment Contracts	Financing Leases	Notes	Total
2001	$1,231	$1,346	$2,396	$4,973
2002	1,107	991	749	2,847
2003	644	626	557	1,827
2004	249	293	315	857
2005	66	92	207	365
Thereafter	11	129	538	678

	3,308	3,477	4,762	11,547
Residual value	—	996	—	996
Less: Unearned income	270	517	27	814

Total	$3,038	$3,956	$4,735	$11,729

Impaired loans and leases:

	2000	1999	1998
Average recorded investment	$144	$106	$74

At December 31:
Recorded investment	$265	$95	$61
Less: Fair value of underlying collateral	198	41	35

Potential loss	$67	$54	$26

Allowance for credit loss activity:

	2000	1999	1998
Balance at beginning of year	$134	$110	$84
Provision for credit losses	62	60	70
Less: Net credit losses	28	31	38
Less: Other — net	5	5	6

Balance at end of year	$163	$134	$110

Cat Financial's net investment in financing leases:

	December 31,
	2000	1999	1998
Total minimum lease payments receivable	$3,477	$3,493	$3,161
Estimated residual value of leased assets:
Guaranteed	283	261	229
Unguaranteed	713	718	667

	4,473	4,472	4,057
Less: Unearned income	517	544	487

Net investment in financing leases	$3,956	$3,928	$3,570

Caterpillar Inc.

   We paid income taxes of $359, $306, and $714 in 2000, 1999, and 1998, respectively.

   We have recorded income tax expense at U.S. tax rates on all profits, except for undistributed profits of non-U.S. companies which are considered permanently invested. Determination of the amount of unrecognized deferred tax liability related to permanently invested profits is not feasible.

Deferred tax assets and liabilities:

	December 31,
	2000	1999	1998
Deferred tax assets:
Postemployment benefits other than pensions	$1,052	$1,044	$1,032
Warranty reserves	191	237	194
Unrealized profit excluded from inventories	176	167	179
Net operating loss carryforwards	198	170	83
Inventory valuation method	71	93	78
Other	248	205	230

	1,936	1,916	1,796

Deferred tax liabilities:
Capital assets	(426)	(383)	(263)
Pension	(202)	(138)	(83)

	(628)	(521)	(346)

Valuation allowance for deferred tax assets	(45)	(72)	(61)

Deferred taxes — net	$1,263	$1,323	$1,389

   A valuation allowance has been recorded at certain non-U.S. subsidiaries that have not yet demonstrated consistent and/or sustainable profitability to support the recognition of net deferred tax assets. Circumstances could change in the future which would allow us to reduce the remaining valuation allowance and recognize additional net deferred tax assets.

   In 2000, circumstances changed at our Brazilian subsidiary and in 1998, circumstances changed at certain of our European subsidiaries which allowed us to reduce the valuation allowance and recognize additional net deferred tax assets.

   As of December 31, 2000 amounts and expiration dates of net operating loss carryforwards in various non-U.S. taxing jurisdictions were:

2001	2002	2003	2004	2005	2006	2007	Unlimited	Total
$5	$10	$16	$18	$73	$56	—	$513	$691

7. Operating leases

We lease certain computer and communications equipment, transportation equipment, and other property through operating leases. Total rental expense for operating leases was $267, $246, and $224 for 2000, 1999, and 1998, respectively.

   Minimum payments for operating leases having initial or remaining non-cancelable terms in excess of one year are:

Years ended December 31,
2001	2002	2003	2004	2005	After 2005	Total
$183	$132	$91	$58	$44	$267	$775

8. Postemployment benefit plans

A. Pension plans

We have both U.S. and non-U.S. pension plans covering substantially all of our employees. The defined benefit plans provide a benefit based on years of service and/or the employee's average earnings near retirement.

   Please refer to Table II on Page A-12 for additional financial information.

B. Other postretirement benefit plans

We have defined-benefit retirement health care and life insurance plans for substantially all of our U.S. employees.

   Please refer to Table II on Page A-12 for additional financial information.

C. Other postemployment benefit plans

We offer long-term disability benefits, continued health care for disabled employees, survivor income benefits insurance, and supplemental unemployment benefits to substantially all eligible U.S. employees.

D. Summary of long-term liability:

	December 31,
	2000	1999	1998
Pensions	$3	$3	$66
Postretirement benefits other than pensions	2,441	2,465	2,457
ther postemployment benefits	70	68	67

	$2,514	$2,536	$2,590

9. Property, plant, and equipment

	December 31,
	2000	1999	1998
Land — at original cost	$143	$141	$140
Buildings and land improvements	2,878	2,925	2,949
Machinery, equipment, and other	6,334	6,271	5,871
Equipment leased to others	1,771	1,288	1,063
Construction-in-process	312	304	372

	11,438	10,929	10,395
Less: Accumulated depreciation	5,850	5,728	5,529

Property, plant, and equipment — net	$5,588	$5,201	$4,866

   We had commitments for the purchase or construction of capital assets of approximately $370 at December 31, 2000.

Assets recorded under capital leases(1):

	December 31,
	2000	1999	1998
Gross capital leases(2)	$622	$688	$703
Less: Accumulated depreciation	483	529	547

Net capital leases	$139	$159	$156

(1)
Included in Property, plant, and equipment table above.
(2)
Consists primarily of machinery and equipment.

Equipment leased to others (primarily by Financial Products):

	December 31,
	2000	1999	1998
Equipment leased to others — at original cost	$1,771	$1,288	$1,063
Less: Accumulated depreciation	479	408	328

Equipment leased to others — net	$1,292	$880	$735

   Scheduled minimum rental payments to be received for equipment leased to others:

December 31,
2001	2002	2003	2004	2005	After 2005
$281	$225	$141	$70	$29	$14

NOTES  continued
(Dollars in millions except per share data)

TABLE II — Financial Information Related to Pension and Other Postretirement Benefit Plans

	Pension Benefits			Other Postretirement Benefits
	2000	1999	1998	2000	1999	1998
Change in benefit obligation:
Benefit obligation, January 1	$7,736	$8,034	$6,713	$3,821	$4,020	$3,603
Service cost	131	147	148	71	93	82
Interest cost	552	514	484	292	270	256
Business combinations	—	4	504	—	—	—
Plan amendments	2	15	335	—	—	226
Actuarial losses (gains)	387	(408)	272	(65)	(329)	43
Foreign currency exchange rates	(145)	(52)	40	—	—	—
Participant contributions	11	13	9	3	—	—
Benefits paid	(585)	(531)	(471)	(253)	(233)	(190)

Benefit obligation, December 31	$8,089	$7,736	$8,034	$3,869	$3,821	$4,020

Change in plan assets:
Fair value of plan assets, January 1	$9,700	$8,756	$7,718	$1,291	$1,098	$804
Actual return on plan assets	477	1,416	983	22	183	104
Business combinations	—	6	448	—	—	—
Foreign currency exchange rate changes	(160)	(44)	34	—	—	—
Voluntary employer contributions	—	—	—	—	—	200
Participant contributions	11	13	9	3	—	—
Benefits paid	(585)	(531)	(471)	(247)	(228)	(185)
Employer funding of benefits paid	47	84	35	255	238	175

Fair value of plan assets, December 31	$9,490	$9,700	$8,756	$1,324	$1,291	$1,098

Over (under) funded, December 31	$1,401	$1,964	$722	$(2,545)	$(2,530)	$(2,922)
Unrecognized prior service cost	412	491	577	171	189	208
Unrecognized net actuarial (gain) loss	(1,241)	(2,078)	(1,074)	(317)	(355)	51
Unrecognized net obligation (asset) existing at adoption of SFAS 87	5	(18)	(42)	—	—	—

Net amount recognized in financial position	$577	$359	$183	$(2,691)	$(2,696)	$(2,663)

Components of net amount recognized in financial position:
Prepaid benefit costs	$901	$731	$501	$—	$—	$—
Accrued benefit liabilities	(324)	(372)	(318)	(2,691)	(2,696)	(2,663)
Intangible assets	1	—	2	—	—	—
Adjustment for minimum pension liability	(3)	(3)	(66)	—	—	—
Accumulated other comprehensive income	2	3	64	—	—	—

Net asset (liability) recognized	$577	$359	$183	$(2,691)	$(2,696)	$(2,663)

Components of net periodic benefit cost:
Service cost	$131	$147	$148	$71	$93	$82
Interest cost	552	514	484	292	270	256
Expected return on plan assets	(854)	(798)	(689)	(123)	(107)	(74)
Amortization of:
Net asset existing at adoption of SFAS 87	(23)	(23)	(23)	—	—	—
Prior service cost(1)	76	101	88	19	19	(80)
Net actuarial (gain) loss	(62)	(26)	(4)	—	1	—

Total (benefit) cost included in results of operations	$(180)	$(85)	$4	$259	$276	$184

Rate assumptions as of December 31:
Assumed discount rate(2)	7.5%	7.4%	6.6%	7.8%	7.8%	6.8%
Expected rate of compensation increase(2)	4.0%	4.0%	4.0%	4.0%	4.0%	4.0%
Expected long-term rate of return on plan assets(2)	9.7%	9.6%	9.6%	10.0%	10.0%	10.0%

For measurement purposes, a 5.1% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. This rate was assumed to decrease to 4.5% in 2005.

(1)
Prior service costs are amortized using a straight-line method. For our pension plans, the straight-line method is used over the average remaining service period of employees expected to receive benefits from the plan amendment. For our other postretirement benefit plans, the straight-line method is used over the average remaining service period of employees impacted by the plan amendment.
(2)
Weighted-average rates.

(continued on next page)

  Caterpillar Inc.

TABLE II Continued — Financial Information Related to Pension and Other Postretirement Benefit Plans

Effects of a one-percentage-point change in the assumed health care cost trend rates for 2000:

	One-percentage- point increase	One-percentage- point decrease
Approximate effect on the total of service and interest cost components of other postretirement benefit cost	$40	$(23)
Approximate effect on accumulated postretirement benefit obligation	$280	$(239)

The following amounts relate to our pension plans with accumulated benefit obligations in excess of plan assets:

	At December 31,
	2000	1999	1998
Accumulated benefit obligation	$(2,937)	$(84)	$(3,546)
Projected benefit obligation	$(2,943)	$(92)	$(3,593)
Fair value of plan assets	$2,833	$12	$3,239

10. Unconsolidated affiliated companies

Combined financial information of the unconsolidated affiliated companies, accounted for by the equity method, was as follows:

	Years ended September 30,
	2000	1999	1998
Results of Operations:
Sales	$2,773	$2,814	$2,909
Cost of Sales	2,220	2,247	2,249

Gross Margin	553	567	660

Profit (Loss)	$(56)	$(37)	$6

	September 30,
	2000	1999	1998
Financial Position:
Assets:
Current assets	$1,583	$1,641	$1,569
Property, plant, and equipment — net	1,000	978	788
Other assets	352	415	351

	2,935	3,034	2,708

Liabilities:
Current liabilities	1,284	1,306	1,259
Long-term debt due after one year	557	512	274
Other liabilities	253	318	94

	2,094	2,136	1,627

Ownership	$841	$898	$1,081

   At December 31, 2000, consolidated "Profit employed in the business" in Statement 2 included $89 representing undistributed profit of the unconsolidated affiliated companies. In 2000, 1999, and 1998, we received $4, $8, and $10, respectively, in dividends from unconsolidated affiliated companies.

   In 1998 and through June of 1999, our investment in FG Wilson was accounted for using the equity method and reported as an unconsolidated affiliated company. In June, we acquired the remaining interest in FG Wilson. Beginning in July, all elements of its financial reporting are included in the appropriate lines of the consolidated financial statements

11. Credit commitments

	December 31, 2000
	Consolidated		Machinery and Engines		Financial Products
Credit lines available:
U.S.	$3,450	(1)	$3,450	(1)	$2,850	(1)
Non-U.S.	1,551		172		1,379
Intercompany	—		668	(2)	825	(2)

Total credit lines available	5,001		4,290		5,054
Utilized credit:
Backup for bank borrowings	196		104		92

Unused credit	$4,805		$4,186		$4,962

(1)
A U.S. line of credit of $3,250 is available to both Machinery and Engines and Financial Products (Cat Financial). Cat Financial may use up to 90% of the available line subject to a maximum debt to equity ratio. Machinery and Engines may use up to 100% of the available line subject to a minimum level of net worth. Based on these restrictions, and the allocating decisions of available credit made by management, the line of credit available to Cat Financial at December 31, 2000 was $2,850. An additional line of credit of $200 is available to Machinery and Engines.
(2)
Represents variable lending agreements between Caterpillar Inc. and Cat Financial.

   Based on long-term credit agreements, $2,732, $2,244, and $2,353 of commercial paper outstanding at December 31, 2000, 1999, and 1998, respectively, were classified as long-term debt due after one year.

12. Short-term borrowings

	December 31,
	2000	1999	1998
Machinery and Engines:
Notes payable to banks	$104	$51	$49
Commercial paper	237	—	—
Other	28	—	—

	369	51	49
Financial Products:
Notes payable to banks	92	88	189
Commercial paper	400	534	497
Other	427	408	286

	919	1,030	972
Less: Intercompany borrowings	317	311	212

Total short-term borrowings	$971	$770	$809

NOTES  continued
(Dollars in millions except per share data)

   The weighted average interest rates on external short-term borrowings outstanding were:

	December 31,
	2000	1999	1998
Notes payable to banks	6.9%	5.3%	4.7%
Commercial paper	5.9%	5.5%	5.2%
Other	6.8%	5.8%	5.2%

   Please refer to Note 16 and Table IV on Page A-16 for fair value information on short-term borrowings.

13. Long-term debt

	December 31,
	2000	1999	1998
Machinery and Engines:
Notes — 9 3/8% due 2000	$—	$—	$150
Notes — 9 3/8% due 2001	—	184	184
Notes — 6% due 2003	252	252	253
Debentures — 9% due 2006	203	203	202
Debentures — 6% due 2007	162	154	147
Debentures — 7 1/4% due 2009	300	300	—
Debentures — 9 3/8% due 2011	123	123	123
Debentures — 9 3/4% due 2000-2019	139	184	199
Debentures — 9 3/8% due 2021	236	236	236
Debentures — 8% due 2023	199	199	199
Debentures — 6 5/8% due 2028	299	299	299
Debentures — 7 3/8% due 2097	297	297	297
Medium-term notes	96	96	96
Capital lease obligations	474	508	510
Other	74	64	98

Total Machinery and Engines	2,854	3,099	2,993
Financial Products:
Commercial paper supported by revolving credit agreements (Note 11)	2,732	2,244	2,353
Medium-term notes	5,687	4,524	4,025
Other	61	61	33

Total Financial Products	8,480	6,829	6,411

Total long-term debt due after one year	$11,334	$9,928	$9,404

   Other than the debt of the Financial Products' subsidiaries, all outstanding notes and debentures itemized above are unsecured direct obligations of Caterpillar Inc. The capital lease obligations are collateralized by leased manufacturing equipment and/or security deposits.

   The 6% notes may be redeemed in whole at their principal amount if we are required to pay additional taxes or duties as a result of a change in tax law and that obligation cannot be reasonably avoided. In addition, if the identity of beneficial owners of the notes must be disclosed in certain circumstances, we would be required either to redeem the notes or satisfy the information disclosure requirement through the payment of certain taxes or charges. We may also purchase the 6% notes at any time in the open market.

   The 6% debentures were sold at significant original issue discounts ($144). This issue is carried net of the unamortized portion of its discount, which is amortized as interest expense over the life of the issue. These debentures have a principal at maturity of $250 and an effective annual cost of 13.3%. We may redeem them, at our option, at an amount equal to the respective principal at maturity.

   We may redeem annually, at our option, an additional amount for the 9 3/4% sinking fund debenture issue, without premium, equal to 200% of the amount of the sinking fund requirement. Also, we may redeem additional portions of the sinking fund debentures by the payment of premiums which, starting in 2000, decrease periodically.

   We may redeem the 7 1/4%, 6 5/8%, and the 7 3/8% debentures in whole or in part at our option at any time at a redemption price equal to the greater of 100% of the principal amount of the debentures to be redeemed or the sum of the present value of the remaining scheduled payments.

   The terms of other notes and debentures do not specify a redemption option prior to maturity.

   The medium-term notes are offered on a continuous basis through agents and are primarily at fixed rates. Machinery and Engines' medium-term notes have maturities from nine months to 30 years. At December 31, 2000, these notes had a weighted average interest rate of 8.2% with two years to three years remaining to maturity. Financial Products'medium-term notes have a weighted average interest rate of 6.7% with remaining maturities up to fifteen years at December 31, 2000.

   The aggregate amounts of maturities and sinking fund requirements of long-term debt during each of the years 2001 through 2005, including that due within one year and classified as current are:

	December 31,
	2001	2002	2003	2004	2005
Machinery and Engines	$204	$91	$272	$42	$17
Financial Products	2,558	2,972	166	596	304

	$2,762	$3,063	$438	$638	$321

   Interest paid on short-term and long-term borrowings for 2000, 1999, and 1998 was $930, $796, and $669, respectively.

   Please refer to Note 16 and Table IV on Page A-16 for fair value information on long-term debt.

14. Capital stock

A. Stock options

In 1996, stockholders approved a plan providing for the granting of options to purchase common stock to officers and other key employees, as well as non-employee directors. This plan reserves 22,000,000 shares of common stock for issuance. Options vest at the rate of one-third per year over the three year period following the date of grant, and have a maximum term of ten years. Common shares issued under stock options, including treasury shares reissued, totaled 346,333, 1,449,797, and 676,113, in 2000, 1999, and 1998, respectively.

   Our plan grants options which have exercise prices equal to the average market price on the date of grant. We account for our stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Therefore, no compensation expense is recognized in association with these options. As required by Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation," a summary of the pro forma net income and profit per share amounts are shown in Table III on Page A-15. Consistent with the requirements of SFAS 123, compensation

Caterpillar Inc.

expense related to grants made prior to 1995 have not been taken into consideration. The fair value of each option grant is estimated at the date of grant using the Black-Scholes option-pricing model.

   Please refer to Table III below for additional financial information on our stock options.

B. Restricted stock

The 1996 Stock Option and Long-Term Incentive Plan permits the award of restricted stock to officers and other key employees, as well as non-employee directors. During 2000, 52,032 shares of restricted stock were awarded to officers and other key employees as Performance Awards, and 9,050 shares of restricted stock were granted to non-employee directors.

C. Stockholders' rights plan

We are authorized to issue 5,000,000 shares of preferred stock, of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock of $1.00 par value. None of the preferred shares have been issued.

   Stockholders would receive certain preferred stock purchase rights if someone acquired or announced a tender offer to acquire 15% or more of outstanding Caterpillar stock. In essence, those rights would permit each holder (other than the acquiring person) to purchase one share of Caterpillar stock at a 50% discount for every share owned. The rights, designed to protect the interests of Caterpillar stockholders during a takeover attempt, expire December 11, 2006.

TABLE III — Financial Information Related to Capital Stock

Changes in the status of common shares subject to issuance under options:

	2000		1999		1998
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Fixed Options:
Outstanding at beginning of year	20,404,176	$45.90	18,439,777	$38.50	15,056,412	$31.89
Granted to officers and key employees	6,621,858	$38.41	4,937,132	$62.34	4,695,495	$55.69
Granted to outside directors	44,000	$43.75	52,000	$57.56	44,000	$54.38
Exercised	(543,090)	$19.49	(2,752,448)	$25.20	(1,237,010)	$23.22
Lapsed	(190,870)	$55.17	(272,285)	$54.39	(119,120)	$45.74

Outstanding at end of year	26,336,074	$44.49	20,404,176	$45.90	18,439,777	$38.50

Options exercisable at year-end	15,214,347	$42.47	11,655,668	$36.12	10,443,515	$28.48
Weighted-average fair value of options granted during the year	$10.92		$16.45		$13.01

Stock options outstanding and exercisable:

	Options Outstanding			Options Exercisable
Exercise Prices	# Outstanding at 12/31/00	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	# Outstanding at 12/31/00	Weighted-Average Exercise Price
$11.78-$16.44	924,109	1.2	$14.38	924,109	$14.38
$18.77-$26.77	1,780,717	3.1	$24.29	1,780,717	$24.29
$27.91-$39.19	10,994,986	7.7	$35.75	4,393,786	$31.76
$43.75-$62.34	12,636,262	7.6	$57.14	8,115,735	$55.45

	26,336,074	7.1	$44.49	15,214,347	$42.47

SFAS 123 pro forma net income and earnings per share:

	Years ended December 31,
	2000	1999	1998
Net Income:
As reported	$1,053	$946	$1,513
Pro forma	$1,008	$910	$1,481
Profit per share of common stock:
As reported:
Basic	$3.04	$2.66	$4.17
Assuming dilution	$3.02	$2.63	$4.11
Pro forma:
Basic	$2.91	$2.56	$4.08
Assuming dilution	$2.90	$2.55	$4.04

Weighted-average assumptions used in determining fair value of option grants:

	Grant Year
	2000	1999	1998
Dividend yield	2.11%	2.07%	1.91%
Expected volatility	26.4%	24.4%	19.8%
Risk-free interest rates	6.20%	5.80%	5.55%
Expected lives	5 years	5 years	5 years

NOTES  continued
(Dollars in millions except per share data)

15. Profit per share

	Years ended December 31,
	2000	1999	1998
Profit (A)	$1,053	$946	$1,513

Determination of shares:
Weighted-average common shares outstanding (B)	346,817,759	355,392,423	363,189,005
Assumed conversion of stock options	2,080,151	3,974,862	4,941,357

Weighted-average common shares outstanding — assuming dilution (C)	348,897,910	359,367,285	368,130,362

Profit per share of common stock (A÷B)	$3.04	$2.66	$4.17
Profit per share of common stock — assuming dilution (A÷C)	$3.02	$2.63	$4.11

   Stock options to purchase 12,636,262, 12,953,783, and 8,143,885 shares of common stock at a weighted-average price of $57.14, $56.99, and $53.98 were outstanding during 2000, 1999 and 1998, respectively, but were not included in the computation of diluted profit per share, because the options' exercise price was greater than the average market price of the common shares.

16. Fair values of financial instruments

We used the following methods and assumptions to estimate the fair value of our financial instruments:

   Cash and short-term investments — carrying amount approximated fair value.

   Long-term investments (other than investments in unconsolidated affiliated companies) — fair value was estimated based on quoted market prices.

   Foreign currency contracts (forwards and options) — fair value was estimated based on quoted market prices of comparable instruments.

   Finance receivables — fair value was estimated by discounting the future cash flow using current rates, representative of receivables with similar remaining maturities. Historical bad debt experience was also considered.

   Short-term borrowings — carrying amount approximated fair value.

   Long-term debt — for Machinery and Engines' notes and debentures, fair value was estimated based on quoted market prices. For Financial Products, fair value was estimated by discounting the future cash flow using our current borrowing rates for similar types and maturities of debt, except for floating rate notes and commercial paper supported by revolving credit agreements for which the carrying amounts were considered a reasonable estimate of fair value.

   Interest rate swaps — fair value was estimated based on the amount that we would receive or pay to terminate our agreements as of year end.

   Please refer to Table IV below for the fair values of our financial instruments.

17. Concentration of credit risk

Financial instruments with potential credit risk consist primarily of trade and finance receivables and short-term and long-term

TABLE IV — Fair Values of Financial Instruments

	2000		1999		1998
Asset (Liability) At December 31	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Reference #
Cash and short-term investments	$334	$334	$548	$548	$360	$360	Statement 3, Note 17
Long-term investments	741	741	667	667	450	450	Note 17
Foreign currency contracts	(30)	(34)	69	82	8	9	Note 2
Finance receivables — net (excluding operating and finance type leases and currency forward contracts(1))	10,465	10,557	8,774	8,753	7,709	7,770	Note 5
Short-term borrowings	(971)	(971)	(770)	(770)	(809)	(809)	Note 12
Long-term debt (including amounts due within one year)
Machinery and Engines	(3,058)	(3,198)	(3,266)	(3,285)	(3,053)	(3,417)	Note 13
Financial Products	(11,038)	(11,154)	(9,766)	(9,688)	(8,590)	(8,634)	Note 13
Interest rate swaps Machinery and Engines —
in a net receivable position	—	25	2	1	1	22	Note 2
in a net payable position	(1)	—	(8)	(24)	(6)	—	Note 2
Financial Products —
in a net receivable position	8	27	22	29	14	19	Note 2
in a net payable position	—	(25)	(1)	(7)	(2)	(24)	Note 2
(1)
Excluded items have a net carrying value at December 31, 2000, 1999, and 1998 of $1,101, $1,020, and $865, respectively.

  Caterpillar Inc.

investments. Additionally, to a lesser extent, we have a potential credit risk associated with counterparties to derivative contracts.

   Trade receivables are primarily short-term receivables from independently owned and operated dealers which arise in the normal course of business. We perform regular credit evaluations of our dealers. Collateral is generally not required, and the majority of our trade receivables are unsecured. We do however, when deemed necessary, make use of various devices such as security agreements and letters of credit to protect our interests. No single dealer represents a significant concentration of credit risk.

   Finance receivables primarily represent receivables under installment sales contracts, receivables arising from leasing transactions and notes receivable. Receivables from customers in construction-related industries made up approximately one-third of total finance receivables at December 31, 2000, 1999, and 1998, respectively. We generally maintain a secured interest in the equipment financed. No single customer or region represents a significant concentration of credit risk.

   Short-term and long-term investments are held with high quality institutions and, by policy, the amount of credit exposure to any one institution is limited. Long-term investments are comprised of investments which collateralize capital lease obligations (see Note 13 on Page A-14) and investments of Caterpillar Insurance Co. Ltd. supporting insurance reserve requirements. Long-term investments are a component of "Other assets" in Statement 3.

   At December 31, 2000, 1999, and 1998, Cat Financial was contingently liable under guarantees totaling $335, $390, and $254, respectively, of which $210, $133, and $119, respectively, were outstanding. These guarantees have terms ranging up to two years and are fully secured. No loss has been experienced nor is any anticipated under these agreements.

   Outstanding derivative instruments, with notional amounts totaling $6,794, $7,795, and $5,143 and terms generally ranging up to five years, were held at December 31, 2000, 1999, and 1998, respectively. Collateral is not required of the counterparties or of our company. We do not anticipate nonperformance by any of the counterparties. Our exposure to credit loss in the event of nonperformance by the counterparties is limited to only those gains that we have recorded, but have not yet received cash payment. At December 31, 2000, 1999, and 1998, the exposure to credit loss was $30, $75, and $22, respectively.

   Please refer to Note 16 and Table IV on Page A-16 for fair value information.

18. Environmental matters

The company is regulated by federal, state, and international environmental laws governing our use of substances and control of emissions. Compliance with these existing laws has not had a material impact on our capital expenditures, earnings, or competitive position.

   We are cleaning up hazardous waste at a number of locations, often with other companies, pursuant to federal and state laws. When it is likely we will pay clean-up costs at a site and those costs can be estimated, the costs are charged against our earnings. In doing that estimate, we do not consider amounts expected to be recovered from insurance companies and others.

   The amount set aside for environmental clean-up is not material and is included in "Accrued expenses" in Statement 3. If a range of liability estimates is available on a particular site, we accrue the lower end of that range.

   We cannot estimate costs on sites in the very early stages of clean-up. Currently, we have five of these sites and there is no more than a remote chance that a material amount for clean-up will be required.

19. Plant closing costs

The reserve for plant closing costs includes the following:

	December 31,
	2000	1999	1998
Write-down of property, plant, and equipment	$61	$70	$78
Employee severance benefits	9	16	37
Rearrangement, start-up costs, and other	3	3	5

Total reserve	$73	$89	$120

   The write-down of property, plant, and equipment establishes a new cost basis for assets that have been permanently impaired.

   Employee severance benefits (e.g., pension, medical, and supplemental unemployment benefits) are provided to employees affected by plant closings. The reserve for such benefits is reduced as the benefits are provided.

20. Segment information

A. Basis for segment information

The company is organized based on a decentralized structure that has established accountabilities to continually improve business focus and increase our ability to react quickly to changes in both the global business cycle and competitors' actions. Our current structure uses a product, geographic matrix organization comprised of multiple profit and service center divisions.

   Caterpillar is a highly integrated company. The majority of our profit centers are product focused. They are primarily responsible for the design, manufacture, and on-going support of their products; however, some of these product-focused profit centers also have marketing responsibilities. We also have geographically-based profit centers that are primarily focused on marketing; however, most of these profit centers also have some manufacturing responsibilities. One of our profit centers provides various financial services to our customers and dealers. The service center divisions perform corporate functions and provide centralized services.

   We have developed an internal measurement system to evaluate performance and to drive continuous improvement. This measurement system, which is not based on generally accepted accounting principles (GAAP), is intended to motivate desired behavior of employees and drive performance. It is not intended to measure a division's contribution to enterprise results. The sales and cost information used for internal purposes varies significantly from our consolidated, externally-reported information resulting in substantial reconciling items. Each division has specific performance targets and is evaluated and compensated based on achieving those targets. Performance targets differ from division to division; therefore, meaningful comparisons cannot be made among the profit or service center divisions. It is the comparison

NOTES  continued
(Dollars in millions except per share data)

of actual results to budgeted results that makes our internal reporting valuable to management. Consequently, we feel that the financial information required by Statement of Financial Accounting Standards No. 131 (SFAS 131) "Disclosures about Segments of an Enterprise and Related Information" has limited value for our external readers.

   Due to Caterpillar's high level of integration and our concern that segment disclosures based on SFAS 131 requirements have limited value to external readers, we are continuing to disclose GAAP-based financial results for our three lines of business (Machinery, Engines, and Financial Products) in our Management's Discussion and Analysis beginning on Page A-22.

B. Description of segments

The profit center divisions meet the SFAS 131 definition of "operating segments"; however, the service center divisions do not. Several of the profit centers have similar characteristics and have been aggregated. The following is a brief description of our seven reportable segments and the business activities included in the "All other" category.

   Asia/Pacific Marketing: Primarily responsible for marketing products through dealers in Australia, Asia (excluding Japan), and the Pacific Rim. Also includes the regional manufacturing of some products which are also produced by Construction & Mining Products.

   Construction & Mining Products: Primarily responsible for the design, manufacture, and on-going support of small, medium, and large machinery used in a variety of construction and mining applications. Also includes the design, manufacture, procurement, and marketing of components and control systems that are primarily consumed in the manufacturing of our machinery.

   EAME Marketing: Primarily responsible for marketing products through dealers in Europe, Africa, the Middle East, and the Commonwealth of Independent States. Also includes the regional manufacturing of some products which are also produced by Construction & Mining Products and Power Products.

   Finance & Insurance Products: Provides financing to customers and dealers for the purchase and lease of Caterpillar and noncompetitive related equipment, as well as some financing for Caterpillar sales to dealers. Also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

   Latin America Marketing: Primarily responsible for marketing products through dealers in Latin America. Also includes the regional manufacturing of some products which are also produced by Construction & Mining Products and Power Products.

   Power Products: Primarily responsible for the design, manufacture, marketing, and ongoing support of reciprocating and turbine engines along with related systems. These engines and related systems are used in products manufactured in other segments, on-highway trucks, and locomotives; and in a variety of construction, electric power generation, marine, petroleum, and industrial applications.

   North America Marketing: Primarily responsible for marketing products (excluding Power Products) through dealers in the United States and Canada.

   All other: Primarily includes activities such as: service support and parts distribution to Caterpillar dealers worldwide; the design, manufacture, and ongoing support of agricultural machinery and paving products; logistics services for other companies; service tools for Caterpillar dealers; preventive maintenance products (filters and fluids); and the remanufacturing of Caterpillar engines and components.

C. Segment measurement and reconciliations

Please refer to Table V on Pages A-19 and A-20 for financial information regarding our segments. There are several accounting differences between our segment reporting and our GAAP-based external reporting. Our segments are measured on an accountable basis; therefore, only those items for which divisional management is directly responsible are included in the determination of segment profit/(loss) and assets. The following is a list of the more significant accounting differences:

  •
  Generally, liabilities are managed at the corporate level and are not included in segment operations. Segment accountable assets generally include inventories, receivables, property, plant, and equipment.
  •
  We account for intersegment transfers using a system of market-based prices. With minor exceptions, each of the profit centers either sells or purchases virtually all of its products to or from other profit centers within the company. Our high level of integration results in our internally-reported sales being approximately double that of our consolidated, externally-reported sales.
  •
  Segment inventories and cost of sales are valued using a current cost methodology.
  •
  Timing differences occur between our internal reporting and our external reporting such as: postretirement benefit expenses and profit that is recognized on intersegment transfers.
  •
  Interest expense is imputed (i.e., charged) to profit centers based on their level of accountable assets. This calculation takes into consideration the corporate debt to debt plus equity ratio and a weighted-average corporate interest rate.
  •
  In general, foreign currency fluctuations are neutralized for segment reporting.
  •
  Accountable profit is determined on a pre-tax basis.

   Reconciling items are created based on accounting differences between segment reporting and our consolidated, external reporting. Please refer to Table V on Pages A-19 and A-20 for financial information regarding significant reconciling items. Most of our reconciling items are self-explanatory given the above explanations of accounting differences. However, for the reconciliation of profit, we have grouped the reconciling items as follows:

  •
  Corporate costs: Certain corporate costs are not charged to our segments. These costs are related to corporate requirements and strategies that are considered to be for the benefit of the entire organization.
  •
  Methodology differences: See previous discussion of significant accounting differences between segment reporting and consolidated, external reporting.
  •
  Methodology changes in segment reporting: Estimated restatements of prior periods to reflect changes in our internal-reporting methodology.

    Caterpillar Inc.

TABLE V — Segment Information (unaudited)

Business Segments:

	Asia/Pacific Marketing	Construction & Mining Products	EAME Marketing	Financing & Insurance Services	Latin America Marketing	Power Products	North America Marketing	All Other	Total
2000
External sales and revenues	$1,370	226	3,295	1,549	1,276	5,746	5,861	1,070	$20,393
Intersegment sales and revenues	$7	7,564	714	—	142	4,592	173	1,771	$14,963
Total sales and revenues	$1,377	7,790	4,009	1,549	1,418	10,338	6,034	2,841	$35,356
Depreciation and amortization	$9	219	60	237	27	338	—	61	$951	(1)
Imputed interest expense	$9	64	27	703	11	100	88	62	$1,064
Accountable profit (loss)	$39	639	195	253	43	487	79	233	$1,968
Accountable assets at Dec. 31	$370	2,355	914	14,185	618	3,813	1,739	2,207	$26,201
Capital Expenditures	$7	202	65	659	24	261	1	69	$1,288	(1)

1999
External sales and revenues	$1,332	206	3,095	1,413	1,229	5,653	5,941	1,003	$19,872
Intersegment sales and revenues	$4	7,169	701	10	104	4,514	179	1,710	$14,391
Total sales and revenues	$1,336	7,375	3,796	1,423	1,333	10,167	6,120	2,713	$34,263
Depreciation and amortization	$7	223	60	194	28	327	—	60	$899	(1)
Imputed interest expense	$15	72	25	569	6	108	39	60	$894
Accountable profit (loss)	$47	576	150	207	72	354	31	187	$1,624
Accountable assets at Dec. 31	$361	2,389	856	12,776	582	3,926	852	2,077	$23,819
Capital Expenditures	$23	237	76	431	20	316	2	60	$1,165	(1)

1998
External sales and revenues	$1,093	197	3,289	1,296	1,627	5,300	7,233	1,001	$21,036
Intersegment sales and revenues	$2	8,678	937	11	145	4,122	198	1,830	$15,923
Total sales and revenues	$1,095	8,875	4,226	1,307	1,772	9,422	7,431	2,831	$36,959
Depreciation and amortization	$6	224	64	165	28	258	—	54	$799	(1)
Imputed interest expense	$8	72	25	505	21	118	64	57	$870
Accountable profit (loss)	$(49)	1,090	211	199	73	410	120	203	$2,257
Accountable assets at Dec. 31	$289	2,349	862	11,451	717	3,479	1,475	2,054	$22,676
Capital Expenditures	$26	292	72	—	19	349	—	88	$846	(1)
(1)
Amount differs from our consolidated, external reporting amount primarily because of service centers, which are not included in business segments.

Continued on Page A-20

21. Selected quarterly financial results (unaudited)

	2000 Quarter
	1st	2nd	3rd	4th
Sales and revenues	$4,919	$5,363	$4,779	$5,114
Less: Revenues	294	307	327	334

Sales	4,625	5,056	4,452	4,780
Cost of goods sold	3,558	3,840	3,471	3,628

Gross margin	1,067	1,216	981	1,152
Profit	258	315	216	264
Profit per share of common stock	$.73	$.91	$.63	$.77
Profit per share of common stock — assuming dilution	$.73	$.90	$.62	$.76
	1999 Quarter
	1st	2nd	3rd	4th
Sales and revenues	$4,867	$5,101	$4,715	$5,019
Less: Revenues	269	280	293	301

Sales	4,598	4,821	4,422	4,718
Cost of goods sold	3,578	3,743	3,470	3,690

Gross margin	1,020	1,078	952	1,028
Profit	205	283	219	239
Profit per share of common stock	$.58	$.80	$.62	$.67
Profit per share of common stock — assuming dilution	$.57	$.78	$.61	$.67

22. Alliances and Acquisitions

In the fourth quarter of 2000, we announced an agreement to create a global alliance with the commercial vehicle division of DaimlerChrysler to develop, manufacture, market and distribute medium-duty engines and fuel systems for sale to third-party customers and for captive use. The alliance will create a medium-duty engine joint venture, a fuel systems joint venture, research and engineering cooperation, and combined purchasing volume focused on procurement synergies. The alliance is expected to be finalized during the second quarter of 2001.

   During the second quarter of 1999, we acquired the remaining 51% interest in FG Wilson. FG Wilson is a leading packager of diesel-powered generator sets. During the first quarter of 1998, we acquired the net assets of Perkins Ltd. and the stock of several related subsidiaries for $1,328. Perkins is a leading manufacturer of small- to medium-sized diesel engines. Both acquisitions were accounted for using the purchase method of accounting.

NOTES  continued
(Dollars in millions except per share data)

TABLE V Continued — Segment Information (unaudited)

Reconciliations:

	2000	1999	1998
Sales & Revenues
Total external sales and revenues from business segments	$20,393	$19,872	$21,036
Methodology differences	(218)	(170)	(59)

Total consolidated sales and revenues	$20,175	$19,702	$20,977

Profit before taxes
Total accountable profit from business segments	$1,968	$1,624	$2,257
Corporate costs	(232)	(218)	(316)
Methodology differences	(285)	(43)	168
Other	77	58	65

Total consolidated profit before taxes	$1,528	$1,421	$2,174

Enterprise-Wide Disclosures:

Enternal sales and revenues from products and services:

	2000	1999	1998
Machinery	$11,857	$11,705	$13,448
Engines	7,056	6,854	6,524
Financial Products	1,262	1,143	1,005

Total consolidated	$20,175	$19,702	$20,977

	December 31,
	2000	1999	1998
Assets
Total accountable assets from business segments	$26,201	$23,819	$22,676
Items not included in segment assets:
Deferred income taxes & prepaids	2,323	2,107	2,036
Intangible assets & other assets	1,757	1,748	1,663
Investments in affiliated companies	450	452	534
Cash and short-term investments	334	548	360
Service center assets	453	442	429
Liabilities included in segment assets	696	558	596
Inventory methodology differences	(1,653)	(1,679)	(1,769)
Intercompany trade receivables double counted in segment assets	(1,790)	(958)	(1,217)
Other	(307)	(402)	(180)

Total consolidated assets	$28,464	$26,635	$25,128

Information about Geographic Areas:

	Sales & Revenues(1)			Net property, plant, and equipment
				December 31,
	2000	1999	1998	2000		1999		1998
Inside United States	$10,076	$10,171	$10,870	$3,499		$3,223		$3,038
Outside United States	10,099	9,531	10,107	2,089	(2)	1,978	(2)	1,828	(2)

Total	$20,175	$19,702	$20,977	$5,588		$5,201		$4,866
(1)
Sales of machinery and engines are based on dealer location. Revenues from services provided are based on where service is rendered.
(2)
Amount includes $628, $614, and $531 of net property, plant, and equipment located in the United Kingdom as of December 31, 2000, 1999, and 1998, respectively.

  Five-year Financial Summary
  (Dollars in millions except per share data)

Years ended December 31,	2000	1999	1998	1997	1996
Sales and revenues	$20,175	19,702	20,977	18,925	16,522
Sales	$18,913	18,559	19,972	18,110	15,814
Percent inside the United States	50%	50%	51%	49%	49%
Percent outside the United States	50%	50%	49%	51%	51%
Revenues	$1,262	1,143	1,005	815	708
Profit	$1,053	946	1,513	1,665	1,361
Profit per share of common stock'(1)	$3.04	2.66	4.17	4.44	3.54
Profit per share of common stock —assuming dilution'(1)	$3.02	2.63	4.11	4.37	3.50
Dividends declared per share of common stock	$1.345	1.275	1.15	.95	.775
Return on average common stock equity	19.0%	17.9%	30.9%	37.9%	36.3%
Capital expenditures:
Property, plant, and equipment	$723	790	925	824	506
Equipment leased to others	$665	490	344	282	265
Depreciation and amortization	$1,022	945	865	738	696
Research and engineering expenses	$854	814	838	700	570
As a percent of sales and revenues	4.2%	4.1%	4.0%	3.7%	3.4%
Wages, salaries, and employee benefits	$4,029	4,044	4,146	3,773	3,437
Average number of employees	67,200	66,225	64,441	58,366	54,968
December 31,
Total assets:
Consolidated	$28,464	26,711	25,128	20,756	18,728
Machinery and Engines(2)	$16,554	16,158	15,619	14,188	13,066
Financial Products	$14,618	12,951	11,648	7,806	6,681
Long-term debt due after one year:
Consolidated	$11,334	9,928	9,404	6,942	5,087
Machinery and Engines(2)	$2,854	3,099	2,993	2,367	2,018
Financial Products	$8,480	6,829	6,411	4,575	3,069
Total debt:
Consolidated	$15,067	13,802	12,452	8,568	7,459
Machinery and Engines(2)	$3,427	3,317	3,102	2,474	2,176
Financial Products	$11,957	10,796	9,562	6,338	5,433
Percent of total debt to total debt and stockholders' equity (Machinery and Engines)	38.0%	37.8%	37.7%	34.6%	34.6%

MANAGEMENT'S DISCUSSION AND ANALYSIS

   It is our objective to provide the most meaningful disclosures in our Management's Discussion and Analysis in order to explain significant changes in our company's results of operations and liquidity and capital resources. As discussed in Note 20A, "Basis for segment information" on Page A-17, our segment financial information is not based on generally accepted accounting principles and it is not intended to measure contributions to enterprise results. Therefore, it is impractical for us to try to discuss our company's results of operations and liquidity and capital resources solely based on segment information. Where practical, we have linked our discussions to segment information provided in Table V on Pages A-19 and A-20 (see Reconciliation of Machinery and Engine Sales by Geographic Region to External Sales by Marketing Segment on Page A-23). Our discussions will focus on consolidated results and our three principal lines of business as described below:

   Consolidated — represents the consolidated data of Caterpillar Inc. and all its subsidiaries (affiliated companies that are more than 50% owned).

   Machinery — design, manufacture, and marketing of construction, mining, agricultural, and forestry machinery — track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, mining shovels, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, telescopic handlers, skid steer loaders, and related parts.

   Engines — design, manufacture, and marketing of engines for Caterpillar Machinery, on-highway trucks and locomotives; marine, petroleum, construction, industrial, agricultural, and other applications; electric power generation systems; and related parts. Reciprocating engines meet power needs ranging from 5 to over 22,000 horsepower (4 to over 16 200 kilowatts). Turbines range from 1,340 to 18,000 horsepower (1000 to 13 500 kilowatts).

   Financial Products — financing to customers and dealers for the purchase and lease of Caterpillar and noncompetitive related equipment, as well as some financing for Caterpillar sales to dealers. Also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment. This line of business consists primarily of Caterpillar Financial Services Corporation (Cat Financial) and its subsidiaries and Caterpillar Insurance Services Corporation.

Machinery and Engines Sales by Geographic Region

(Millions of dollars)	Total	North America	EAME*	Latin America	Asia/Pacitfic

2000
Machinery	$11,857	$6,607	$3,121	$893	$1,236
Engines**	7,056	3,885	1,920	538	713

	$18,913	$10,492	$5,041	$1,431	$1,949

1999
Machinery	$11,705	$6,725	$2,955	$851	$1,174
Engines**	6,854	3,690	1,899	621	644

	$18,559	$10,415	$4,854	$1,472	$1,818

1998
Machinery	$13,448	$8,352	$2,871	$1,252	$973
Engines**	6,524	3,097	2,134	666	627

	$19,972	$11,449	$5,005	$1,918	$1,600

*
Europe, Africa & Middle East, and Commonwealth of Independent States.

**
Does not include internal engine transfers of $1,360 million, $1,234 million, and $1,268 million in 2000, 1999, and 1998, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

  Caterpillar Inc.

Reconciliation of Machinery and Engine Sales by Geographic Region to External Sales by Marketing Segment

(Millions of dollars)	2000	1999	1998
North America Geographic Region	$10,492	$10,415	$11,449
Engine sales included in the Power Products segment	(3,885)	(3,690)	(3,097)
Company owned dealer sales included in the All Other segment	(350)	(389)	(389)
North America Geographic Region sales which are included in the All Other segment	(197)	(133)	(135)
Other*	(199)	(262)	(595)

North America Marketing external sales	$5,861	$5,941	$7,233

EAME	$5,041	$4,854	$5,005
Power Products sales not included in the EAME Marketing segment	(1,306)	(1,352)	(1,448)
Other*	(440)	(407)	(268)

EAME Marketing external sales	$3,295	$3,095	$3,289

Latin America Geographic Region	$1,431	$1,472	$1,918
Power Products sales not included in the Latin America Marketing segment	(247)	(328)	(385)
Other*	92	85	94

Latin America Marketing external sales	$1,276	$1,229	$1,627

Asia/Pacific Geographic Region	$1,949	$1,818	$1,600
Power Products sales not included in the Asia/Pacific Marketing segment	(307)	(283)	(370)
Other*	(272)	(203)	(137)

Asia/Pacific Marketing external sales	$1,370	$1,332	$1,093

*
Mostly represents external sales of the Construction & Mining Products and the All Other segments.

2000 COMPARED WITH 1999

Sales and revenues for 2000 were $20.18 billion, $473 million higher than 1999. The increase was primarily due to a 3 percent increase in physical sales volume and a 10 percent increase in Financial Products revenues, partially offset by the unfavorable impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars (primarily the euro). Profit of $1.05 billion was $107 million more than 1999. Operating profit improved due primarily to higher physical volume, improved price realization (excluding currency) and manufacturing efficiencies. The unfavorable impact of currency on sales was offset by a favorable impact on costs, with no effect on operating profit. However, the change in other income was unfavorable $113 million primarily due to foreign exchange translation losses. Income taxes were favorably impacted by an adjustment at Caterpillar Brasil Ltda. in the third quarter. Profit per share of $3.02 was up 39 cents from 1999.

MACHINERY AND ENGINES

Machinery sales were $11.86 billion, an increase of $152 million or 1 percent from 1999. A 4 percent increase in physical sales volume was largely offset by the effect of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars (primarily the euro). Higher sales in EAME, Asia/Pacific and Latin America more than offset lower sales in North America. Sales in North America declined due to lower industry demand, which more than offset the positive impact of a slower rate of inventory reduction by dealers compared to 1999. In EAME, sales were higher due to increased industry demand throughout the region and dealer inventory growth. Sales in Latin America improved as dealers held inventory steady compared to sharp cutbacks in 1999. Sales in Asia/Pacific were up as improved retail demand more than offset slower dealer inventory growth.

Engine sales were $7.06 billion, an increase of $202 million or 3 percent from 1999. The increase was due to a 2 percent increase in physical sales volume and higher price realization.

   Higher sales in North America, Asia/Pacific and EAME more than offset lower sales in Latin America. Sales benefited from robust demand worldwide for electric power generation, and improved share of industry sales of engines to North American truck OEMs. These positive factors more than offset the impact of a sharply lower North American truck industry.

Operating Profit Table

(Millions of dollars)	2000	1999	1998
Machinery	$1,001	$867	$1,584
Engine	667	506	504

	$1,668	$1,373	$2,088

Caterpillar operations are highly integrated; therefore, we use a number of allocations to determine lines of business operating profit.

MANAGEMENT DISCUSSION AND ANALYSIS  continued

Machinery operating profit increased $134 million, or 15 percent, from 1999, due to higher sales volume and lower selling, general and administrative (SG&A) expenses. These favorable items were partially offset by unfavorable geographic mix.

Engine operating profit increased $161 million, or 32 percent, from 1999 due to improved manufacturing efficiencies, better product mix related to increased demand for electric power and higher sales volume. These were partially offset by higher SG&A and research and development (R&D) expenses.

Interest expense was $23 million higher than a year ago due to higher average debt levels.

Other income/expense was expense of $126 million compared with income of $66 million last year. The adverse change was mostly due to discounts taken on the sales of trade receivables and unfavorable foreign currency results. The discounts on sales of trade receivables relate to the revolving program with Caterpillar Financial Services, which was implemented in 1998 as a cost-effective means of financing operations.

Table of Supplemental Information

(Millions of dollars)	2000	1999	1998
Identifiable Assets:
Machinery	$9,602	$9,160	$9,199
Engines	6,952	6,998	6,420

Total	$16,554	$16,158	$15,619

Capital Expenditures:
Machinery	$410	$416	$511
Engines	308	375	416

Total	$718	$791	$927

Depreciation and Amortization:
Machinery	$390	$386	$414
Engines	389	359	283

Total	$779	$745	$697

Caterpillar operations are highly integrated; therefore, we use a number of allocations to determine lines of business financial data.

FINANCIAL PRODUCTS

Revenues for 2000 were a record $1.47 billion, up $188 million or 15 percent compared with 1999 (excluding revenue transactions with Machinery and Engines, revenues increased $119 million or 10 percent). The increase resulted primarily from continued growth in Cat Financial's portfolio.

Before tax profit increased $27 million or 11 percent from 1999. Record profit at Cat Financial resulting from continued portfolio growth was partially offset by a reduction in favorable reserve adjustments at Caterpillar Insurance Co. Ltd. (Cat Insurance).

INCOME TAXES

Both 2000 and 1999 tax expense reflect an estimated annual effective tax rate of 32 percent. However, 2000 income tax expense was favorably affected by a positive adjustment of $39 million at Caterpillar Brasil Ltda. in the third quarter.

UNCONSOLIDATED AFFILIATED COMPANIES

The company's share of unconsolidated affiliated companies' results declined $8 million from a year ago, primarily due to weaker results at Shin Caterpillar Mitsubishi Ltd. and the conversion of FG Wilson from an affiliated company to a consolidated subsidiary in July 1999.

SUPPLEMENTAL INFORMATION

Dealer Machine Sales to End Users and
Deliveries to Dealer Rental Operations

Sales (including both sales to end users and deliveries to dealer rental operations) in North America were lower than 1999 due to reduced industry demand in the United States, which more than offset higher industry sales in Canada. For the region, sales into general construction, industrial, mining, quarry & aggregates and waste declined. Sales increased into heavy construction, especially highways and streets. Sales into agriculture and forestry remained near 1999 levels.

   Sales increased in EAME. In Europe, higher sales in France, Spain and Italy more than offset lower retail demand in Germany, the United Kingdom and Sweden. In Africa & Middle East, sales increased in Turkey and Saudi Arabia, which more than offset lower sales in Egypt, the United Arab Emirates and South Africa. In the CIS, sales improved in Russia. For the region, sales into heavy construction, mining, industrial and quarry & aggregates increased. Sales declined into agriculture, forestry and waste. Sales into general construction remained near 1999 levels.

   In Latin America, sales were flat compared to 1999. Sales increased in Brazil, Venezuela, Colombia and Mexico. Sales declined in Peru and Argentina. For the region, sales were higher into heavy construction, forestry, and quarry & aggregates. Sales into industrial, general construction, mining and waste declined.

   In Asia/Pacific, sales increased. Sales gained in China and New Zealand. Sales were lower in India, Australia and Indonesia. For the region, sales increased into heavy construction, general construction and industrial. Sales declined into quarry & aggregates, mining, forestry and agriculture.

Dealer Inventories of New Machines

Worldwide dealer new machine inventories at year-end 2000 were slightly below year earlier levels. Declines in North America offset increases in EAME and Asia/Pacific. Inventories in Latin America at year end were even with 1999.

   Inventories compared to current selling rates were lower than year earlier in North America, EAME and Latin America. Inventories compared to current selling rates were higher than a year earlier in Asia/Pacific.

Engine Sales to End Users and OEMs

Sales were higher in North America due to strong growth in sales for electric power generation and improved sales to the petroleum sector. Sales of truck engines were sharply lower due to production cutbacks by North American truck OEMs. Caterpillar continued to improve its leadership position in the on-highway truck business.

   Sales in EAME improved due to higher demand for electric power generation. In Latin America, sales were lower due primarily to declines in petroleum. In Asia/Pacific, sales were higher primarily due to increases in the petroleum sector.

Catepillar Inc.

Machinery and Engines Sales Table

(Millions of dollars)	Total	North America	EAME	Latin America	Asia/Pacific

Fourth-Quarter 2000
Machinery	$2,795	$1,402	$793	$270	$330
Engines***	1,985	1,016	582	185	202

	$4,780	$2,418	$1,375	$455	$532

Fourth-Quarter 1999
Machinery	$2,537	$1,260	$734	$241	$302
Engines***	2,181	1,076	676	235	194

	$4,718	$2,336	$1,410	$476	$496

***
Does not include internal engine transfers of $327 million and $323 million in 2000 and 1999, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

FOURTH-QUARTER 2000
COMPARED WITH FOURTH-QUARTER 1999

Sales and revenues for fourth-quarter 2000 were $5.11 billion, $95 million or 2 percent higher than fourth-quarter 1999. The increase was primarily due to a 3 percent increase in physical sales volume and an 11 percent increase in Financial Products revenues. Profit of $264 million was $25 million or 10 percent more than fourth-quarter 1999. The increase was due primarily to improved price realization (excluding currency) and higher physical volume, partially offset by several smaller unfavorable items, the largest being currency effects. Profit per share of 76 cents was up 9 cents, or 13 percent, from fourth-quarter 1999.

MACHINERY AND ENGINES

Machinery sales were $2.80 billion, an increase of $258 million or 10 percent from fourth-quarter 1999. Physical sales volume increased 11 percent reflecting higher retail sales and a significantly slower rate of inventory reduction compared to the same period a year ago. Price realization declined, primarily due to the effect of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars (primarily the euro).

   Sales improved in all regions. In North America, sales gained because dealer inventory reductions during the quarter were much less severe than the same period a year ago. Retail sales in North America remained even with fourth-quarter 1999 as higher share of industry sales offset lower industry demand. In EAME and Latin America, sales improved due to higher retail demand. In Asia/Pacific, dealers increased inventories during the quarter, which more than offset lower retail demand.

Engine sales were $1.99 billion, a decrease of $196 million or 9 percent from fourth-quarter 1999. The decrease was due to a 7 percent decrease in physical sales volume and lower price realization.

   Sales were lower primarily due to sharp declines in engine sales to North American truck OEMs. Sales of electric power products were lower when compared to the fourth quarter of 1999, which benefited from the impact of Y2K uncertainties. Higher sales of electric power products in North America were more than offset by declines in EAME and Asia/Pacific.

Operating Profit

	Fourth-Quarter
(Millions of dollars)	2000	1999
Machinery	$248	$131
Engine	192	217

	$440	$348

Caterpillar operations are highly integrated; therefore, we use a number of allocations to determine lines of business operating profit.

Machinery operating profit increased $117 million from fourth-quarter 1999. Higher physical sales volume and improved price realization (excluding currency) were partially offset by higher SG&A expenses.

Engine operating profit decreased $25 million, or 12 percent from fourth-quarter 1999. The decrease was primarily due to lower sales volumes of truck engines and higher SG&A and R&D expenses, partially offset by better product mix related to increased demand for electric power in North America.

Interest expense was $10 million higher than a year ago.

Other income/expense was expense of $52 million compared with income of $35 million last year. The adverse change was mostly due to unfavorable foreign exchange results and to discounts taken on the sales of trade receivables.

FINANCIAL PRODUCTS

Revenues for the fourth quarter were $390 million, up $57 million or 17 percent compared with fourth-quarter 1999 (excluding revenue transactions with Machinery and Engines, revenues increased $33 million or 11 percent). The increase resulted primarily from continued growth in Cat Financial's portfolio.

Before tax profit increased $37 million or 69 percent from fourth-quarter 1999. Profit increased at Cat Financial resulting from portfolio growth, and at Cat Insurance from higher investment income partially offset by a reduction in favorable reserve adjustments.

MANAGEMENT DISCUSSION AND ANALYSIS  continued

INCOME TAXES

Fourth-quarter tax expense reflects an effective annual tax rate of 32 percent for both 2000 and 1999.

UNCONSOLIDATED AFFILIATED COMPANIES

The company's share of unconsolidated affiliated companies' results increased $2 million from a year ago, primarily due to stronger results at Shin Caterpillar Mitsubishi Ltd. and Claas Caterpillar Europe.

1999 COMPARED WITH 1998

Sales and revenues for 1999 were $19.70 billion, $1.28 billion lower than 1998. The decrease was primarily due to a 6 percent decrease in physical sales volume, partially offset by a 14 percent increase in Financial Products revenues. Profit of $946 million was $567 million less than 1998. The decrease was due primarily to lower sales volume, an unfavorable change in product sales mix and slightly lower price realization (primarily geographic mix and the impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars). Lower selling, general and administrative (SG&A) and research and development (R&D) costs partially offset these unfavorable items. Profit per share of $2.63 was down $1.48 from 1998.

MACHINERY AND ENGINES

Machinery sales were $11.71 billion, a decrease of $1.74 billion or 13 percent from 1998. The lower sales resulted primarily from an 11 percent decrease in physical sales volume. Price realization also declined primarily due to unfavorable geographic mix and the continued effect of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars.

   Sales were lower in North America and Latin America, which more than offset higher sales in Asia/Pacific and EAME. Sales in North America were lower reflecting reductions in dealer inventory, especially in the last half of the year, and declines in industry demand. Sales were down in both the United States and Canada. In EAME, sales were higher in Europe due to improved industry demand. This was partially offset by significantly lower sales in Africa & Middle East, where industry demand declined due to weak commodity prices. Sales in Asia/Pacific improved because of higher sales to developing Asia as dealers began rebuilding inventories in response to improved retail demand. This improvement in developing Asia more than offset lower sales in Australia. Latin American sales fell sharply in 1999 due to recessions in a number of countries and low commodity prices.

Engine sales were $6.85 billion, an increase of $330 million or 5 percent from 1998. This increase was primarily due to 4 percent higher physical sales volume resulting from improved end user and Original Equipment Manufacturer (OEM) demand. Price realization also improved slightly in 1999.

   Sales increased in North America and Asia/Pacific, which more than offset declines in EAME and Latin America. Sales in the power generation segment were up in every region of the world, while sales in the petroleum segment declined in every region. Sales in North America also benefited from extremely strong sales in the truck segment.

Machinery operating profit decreased $717 million, or 45 percent from 1998. Margin (sales less cost of goods sold) declined primarily due to the lower sales volume, an unfavorable change in product sales mix, the impact of lower production volumes on manufacturing efficiencies and lower price realization. SG&A and R&D expenses were lower reflecting the impact of ongoing cost reduction actions.

   Total pension and other postretirement benefit costs were about the same in 1999 as in 1998. However, SG&A and R&D expenses were favorably impacted by approximately $60 million due to favorable returns on plan assets, and cost of sales was unfavorably impacted by a like amount due to plan amendments.

Engine operating profit increased $2 million from 1998 due to the higher sales volume and slightly better price realization, partially offset by an unfavorable sales mix. Sales into the petroleum segment declined 35 percent, while sales into the lower margin truck engine market increased 40 percent. SG&A and R&D expenses were slightly higher.

Interest expense was $5 million higher than a year ago.

Other income/expense reflects a net increase in income of $20 million primarily related to currency exchange.

FINANCIAL PRODUCTS

Revenues for 1999 were a record $1.28 billion, up $160 million or 14 percent compared with 1998. The increase resulted primarily from continued growth in Cat Financial's portfolio.

Before tax profit decreased $53 million or 17 percent from 1998. Profit at Caterpillar Insurance Co. Ltd. (Cat Insurance) was lower due to less favorable reserve adjustments. This was partially offset by record profits at Cat Financial as a result of portfolio growth.

INCOME TAXES

1999 tax expense reflects an effective tax rate of 32 percent. The 1998 effective tax rate was 31 percent and included a favorable adjustment to recognize deferred tax assets at certain European subsidiaries.

UNCONSOLIDATED AFFILIATED COMPANIES

The company's share of unconsolidated affiliated companies' results declined $24 million from a year ago, primarily due to weaker results at Shin Caterpillar Mitsubishi Ltd. and the conversion of FG Wilson from an affiliated company to a consolidated subsidiary effective June 1999.

LIQUIDITY & CAPITAL RESOURCES

Consolidated operating cash flow was $2.06 billion for 2000, compared with $2.59 billion for 1999. The decrease was largely due to an increase in inventories and trade receivables. Total debt as of December 31, 2000 was $15.07 billion, an increase of $1.27 billion from year-end 1999. During 2000, debt related to Machinery and Engines increased $110 million, to $3.43 billion, while debt related to Financial Products increased $1.16 billion to $11.96 billion.

Caterpillar Inc.

   In 1998, the board of directors authorized a share repurchase program to reduce the number of outstanding shares to 320 million over a three to five year period. In total, 10.8 million shares were repurchased during 2000. The number of shares outstanding at December 31, 2000 was 343.4 million.

Machinery and Engines

Operating cash flow was $1.63 billion for 2000, compared with $2.07 billion for 1999. The decrease was primarily due to an increase in inventories and trade receivables in 2000 compared to a decrease in 1999. Capital expenditures for 2000, excluding equipment leased to others, were $709 million compared with $770 million for 1999. Total debt increased by $110 million during 2000. The debt to debt plus equity ratio as of December 31, 2000 was 38.0%.

Financial Products

Operating cash flow was $474 million for 2000, compared with $559 million for 1999. The decrease was primarily due to an increase in trade receivables. Cash used to purchase equipment leased to others was $656 million in 2000. In addition, net cash used for finance receivables was $1.20 billion in 2000, compared with $1.53 billion in 1999.

   Financial Products' debt was $11.96 billion at December 31, 2000, an increase of $1.16 billion from December 31, 1999, and primarily comprised $8.24 billion of medium-term notes, $317 million of notes payable to Caterpillar, $92 million of notes payable to banks and $3.13 billion of commercial paper. December 31, 2000, finance receivables past due over 30 days were 3.6%, compared with 2.8% at the end of 1999. The ratio of debt to equity of Cat Financial was 8.0:1 at December 31, 2000, compared with 7.8:1 at December 31, 1999.

   Financial Products had outstanding credit lines totaling $5.05 billion at December 31, 2000, which included $2.85 billion of shared revolving credit agreements with Machinery and Engines. These credit lines are with a number of banks and are considered support for the company's outstanding commercial paper, commercial paper guarantees, the discounting of bank and trade bills and bank borrowings. Also included are variable-amount lending agreements with Caterpillar. Under these agreements, Financial Products (Cat Financial) may borrow up to $825 million from Machinery and Engines (Caterpillar Inc.).

Dividends paid per share of common stock

(Quarter)	2000	1999	1998
First	$.325	$.300	$.25
Second	.325	.300	.25
Third	.340	.325	.30
Fourth	.340	.325	.30

	$1.330	$1.250	$1.10

EMPLOYMENT

At the end of 2000, Caterpillar's worldwide employment was 68,440 compared with 66,896 one year ago. Employment outside the United States increased by 2,263 including 748 resulting from acquisitions.

Full-Time Employees at Year End

	2000	1999	1998
Inside U.S.	37,660	38,379	40,261
Outside U.S.	30,780	28,517	25,563
Total	68,440	66,896	65,824
By Region:
North America	37,870	38,560	40,485
EAME	21,880	20,794	18,117
Latin America	6,186	5,493	5,302
Asia/Pacific	2,504	2,049	1,920
Total	68,440	66,896	65,824

OTHER MATTERS

ENVIRONMENTAL MATTERS

The company is regulated by federal, state, and international environmental laws governing our use of substances and control of emissions. Compliance with these existing laws has not had a material impact on our capital expenditures, earnings, or competitive position.

   We are cleaning up hazardous waste at a number of locations, often with other companies, pursuant to federal and state laws. When it is likely we will pay clean-up costs at a site and those costs can be estimated, the costs are charged against our earnings. In doing that estimate, we do not consider amounts expected to be recovered from insurance companies and others.

   The amount set aside for environmental clean-up is not material and is included in "Accrued expenses" in Statement 3. If a range of liability estimates is available on a particular site, we accrue the lower end of that range.

   We cannot estimate costs on sites in the very early stages of clean-up. Currently, we have five of these sites and there is no more than a remote chance that a material amount for clean-up will be required.

DERIVATIVE FINANCIAL INSTRUMENTS

I. Market Risk and Risk Management Policies

Our earnings and cash flow are subject to fluctuations due to changes in foreign currency exchange rates, interest rates, and commodity prices. Our risk management policy includes the use of derivative financial instruments to manage foreign currency exchange rate, interest rate, and commodity price exposures.

Foreign Currency Exchange Rate

Foreign currency exchange rate movements create a degree of risk to our operations by affecting:

  •
  The U.S. dollar value of sales made in foreign currencies, and

  •
  The U.S. dollar value of costs incurred in foreign currencies.

   Foreign currency exchange rate movements also affect our competitive position, as exchange rate changes may affect business practices and/or pricing strategies of non-U.S. based competitors.

   Our general policy is to use foreign currency derivative instruments as needed to operate our business and protect our interests. We enter into foreign currency derivative instruments only to manage risk — not as speculative instruments. We buy and sell currencies only to cover business needs and to protect our financial

MANAGEMENT DISCUSSION AND ANALYSIS continued

and competitive position. Our general approach is to manage future foreign currency cash flow for Machinery and Engines' operations and net foreign currency balance sheet exposures for Financial Products' operations.

   Our Machinery and Engines' operations manufacture products in, and purchase raw materials from, many locations around the world. Consequently, our cost base is well diversified over a number of European, Asia/Pacific, and Latin American currencies, as well as the U.S. dollar. This diversified cost base serves to counterbalance the cash flow and earnings impact of non-U.S. dollar revenues and, therefore, minimizes the effect of exchange rate movements on consolidated earnings. We use derivative financial instruments to manage the currency exchange risk that results when the cash inflows and outflows by currency are not completely matched.

   In managing foreign currency for Machinery and Engines' operations, our objective is to maximize consolidated after-tax U.S. dollar cash flow. To this end, our policy allows for actively managing:

  •
  Cash flow related to firmly committed foreign currency transactions;
  •
  Anticipated foreign currency cash flow for the future rolling twelve-month period; and
  •
  Any hedges (derivative instruments) that are outstanding.

   We limit the types of derivative instruments we use to foreign currency forward and option contracts (net purchased option contracts). When using foreign currency forward contracts, we are protected from unfavorable exchange rate movements, but have given up any potential benefit from favorable changes in exchange rates. Purchased option contracts, on the other hand, protect us from unfavorable rate movements while permitting us to benefit from the effect of favorable exchange rate fluctuations. We do not use historic rate rollovers or leveraged options, nor do we sell or write foreign currency options, except in the case of combination option contracts that limit the unfavorable effect of exchange rate movements, while allowing a limited potential benefit from favorable exchange rate movements. The foreign currency forward or option contracts that we use are not exchange traded.

   Each month, our financial officers approve the company's outlook for expected currency exchange rate movements, as well as the policy on desired future foreign currency cash flow positions (long, short, balanced) for those currencies in which we have significant activity. Financial officers receive a daily report on currency exchange rates, cash flow exposure, and open foreign currency hedges. Expected future cash flow positions and strategies are continuously monitored. Foreign exchange management practices, including the use of derivative financial instruments, are presented to the Audit Committee of our Board of Directors at least annually.

   In managing foreign currency risk for our Financial Products' operations, our objective is to minimize earnings volatility resulting from the translation of net foreign currency balance sheet positions. We use foreign currency forward contracts to offset the risk when the currency of our receivable portfolio does not match the currency of our debt portfolio.

Interest Rate

We use various interest rate derivative instruments, including interest rate swap agreements, interest rate cap (option) agreements, and forward rate agreements to manage exposure to interest rate changes and lower the cost of borrowed funds. All interest rate derivative instruments are linked to debt instruments upon entry. We enter into such agreements only with those financial institutions with strong bond ratings which, in the opinion of management, virtually negates exposure to credit loss.

   Our Financial Products' operations have a "match funding" objective whereby the interest rate profile (fixed rate or floating rate) of their debt portfolio must match the interest rate profile of their receivable, or asset portfolio within specified boundaries. In connection with that objective, we use interest rate derivative instruments to modify the debt structure to match the receivable portfolio. This "match funding" reduces the risk of deteriorating margins between interest-bearing assets and interest-bearing liabilities, regardless of which direction interest rates move. We also use these instruments to gain an economic and/or competitive advantage through lower cost of borrowed funds. This is accomplished by changing the characteristics of existing debt instruments or entering into new agreements in combination with the issuance of new debt.

Commodity Prices

Our Machinery and Engines' operations are subject to commodity price risk, as the price we must pay for raw materials changes with movements in underlying commodity prices. We use commodity forward and option contracts to reduce this risk. However, our use of these types of derivative financial instruments is not material.

II. Sensitivity

Exchange Rate Sensitivity

Based on the anticipated and firmly committed cash inflows and outflows for our Machinery and Engines' operations for the next 12 months and the foreign currency derivative instruments in place at year end, a hypothetical 10% weakening of the U.S. dollar relative to all other currencies would adversely affect our expected 2001 cash flows for our Machinery and Engines' operations by $62 million. This is not materially different than the potential $80 million adverse impact on expected 2000 cash flows for our Machinery and Engines' operations that we reported last year based on similar assumptions and calculations.

   Since our policy for Financial Products' operations is to hedge the foreign exchange risk when the currency of our debt portfolio does not match the currency of our receivable portfolio, a 10% change in the value of the U.S. dollar relative to all other currencies would not have a material effect on our consolidated financial position, results of operations, or cash flow. Neither our policy nor the effect of a 10% change in the value of the U.S. dollar has changed from that reported at the end of last year.

   The effect of the hypothetical change in exchange rates ignores the affect this movement may have on other variables including competitive risk. If it were possible to quantify this competitive impact, the results could well be different than the sensitivity effects shown above. In addition, it is unlikely that all currencies would uniformly strengthen or weaken relative to the U.S. dollar. In reality, some currencies may weaken while others may strengthen.

Caterpillar Inc.

Interest Rate Sensitivity

For our Machinery and Engines' operations, we currently use interest rate swaps to lower the cost of borrowed funds by attaching fixed-to-floating interest rate swaps to fixed rate debt. A hypothetical 100 basis point adverse move (increase) in interest rates along the entire interest rate yield curve would adversely affect 2001 pretax earnings of Machinery and Engines by $22 million. Last year, similar assumptions and calculations also yielded a potential $22 million adverse impact on 2000 pretax earnings.

   For our Financial Products' operations, we use interest rate derivative instruments primarily to meet our "match funding" objectives and strategies. A hypothetical 100 basis point adverse move (increase) in interest rates along the entire interest rate yield curve would adversely affect the 2001 pretax earnings of Financial Products by $15 million. Last year, similar assumptions and calculations also yielded a potential $18 million adverse impact on 2000 pretax earnings.

   The effect of the hypothetical change in interest rates ignores the affect this movement may have on other variables including changes in actual sales volumes that could be indirectly attributed to changes in interest rates. The actions that management would take in response to such a change are also ignored. If it were possible to quantify this impact, the results could well be different than the sensitivity effects shown above.

OUTLOOK

Summary

World economic growth and industrial production are projected to moderate in 2001. The change in GDP is expected to decline from 4 percent in 2000 to about 3 percent in 2001, and world industrial production is projected to decelerate from about 8 percent in 2000 to 4 percent in 2001. This will be primarily driven by a slowdown in the major industrialized countries, impacting developing countries as well. With inflation in the industrialized countries relatively low (excluding the recent impact of higher energy prices), this slowdown is projected to lead to further interest rate reductions in the United States, which should reduce effective borrowing costs worldwide. Despite these expected interest rate reductions, we are projecting a moderate reduction in growth for the world economy in 2001. Should the expected U.S. rate reductions not succeed in reversing recent declines in business and consumer confidence by the second quarter of 2001, a more severe world economic slowdown would result. While world growth is expected to moderate, demand for energy commodities is expected to remain relatively strong.

   In this environment, company sales and revenues are expected to be about flat in 2001, with slightly higher sales expected in each region of the world except North America. In the United States, industry demand for construction machines is expected to decline 5 to 10 percent, agriculture machine demand is expected to be about flat, and demand for compact machines is expected to be up slightly. Year-end dealer machine inventories are projected to decline, and company machine sales are expected to be down slightly. Engine sales are expected to be about flat, as higher sales to petroleum and electric power generation are projected to offset lower truck engine sales.

   In summary, with world growth expected to moderate, company sales and revenues are forecast to be about flat in 2001. Slightly higher sales in EAME, Asia/Pacific and Latin America are expected to be offset by slightly lower sales in North America. Profit is expected to be down about 5 to 10 percent from 2000 because of the North American sales volume decrease, continuing global pricing pressures, absence of a favorable income tax adjustment and strategic investments. These investments, which relate to the updated strategy that was announced in 2000, are critical to achievement of our longer-term projected sales growth and cost reduction targets.

North America

In the United States, the increase in GDP is projected to slow from 5 percent in 2000 to about 2.5 percent in 2001. Growth early in the year is expected to be quite weak, but the pace of growth and capital spending is expected to pick up in the third and fourth quarters, boosted by lower interest rates and projected reductions in federal tax withholdings. With the pace of economic growth slowing significantly, we expect further rate reductions by the Federal Reserve in early 2001, and assume the fed funds rate will move down from the current level of 6 percent to a range of 5 percent to 5.5 percent in the second half of the year. In this environment, industry demand for construction machines is expected to decline 5 to 10 percent — a decline in the demand for general construction machines is expected to be partially offset by higher sales to the heavy construction industry. Demand for agriculture machines is expected to be about flat, while compact machines should be up slightly. Engine sales are projected to be about flat, as higher sales to petroleum and electric power applications are forecast to offset a projected further decline in truck engines. In Canada, industry demand for machines is expected to increase due to higher demand in heavy construction, oil sands and petroleum. With projected reductions in dealer year-end inventories, company sales for North America as a whole are forecast to decline slightly.

EAME

In EAME, sales of machines and engines are expected to be up slightly. In Europe, sales should benefit from continued economic growth, although interest rate increases and higher oil prices in the second half of 2000 are slowing economic growth rates and continue to erode business confidence. However, business and consumer confidence in Europe is expected to improve over the course of 2001, as the euro is projected to be stronger on average than its weak levels in 2000 and oil prices moderate. Sales in oil exporting countries in Africa & Middle East should continue to benefit from strong cash flows related to higher production volumes, even though oil prices are expected to be lower than 2000. Sales elsewhere in Africa & Middle East are expected to decline. In the CIS, sales should increase as the Russian recovery continues and the oil exporting nations of the region continue to experience stronger economic growth.

Asia/Pacific

For the Asia/Pacific region as a whole, sales of machines and engines are expected to be up in 2001. China should continue to register solid sales growth. However, instability in Indonesia and the Philippines and the aftermath of general elections in Thailand are concerns.

MANAGEMENT DISCUSSION AND ANALYSIS  continued

Latin America

In Latin America, continued economic growth in Mexico, Brazil and Chile is expected to lead to higher machine and engine sales.

* * *

The outlook above does not consider the potential impacts in 2001 of the recently announced alliance with DaimlerChrysler to jointly develop medium-duty engines, fuel systems and other powertrain components.

* * *

The information included in the Outlook section is forward looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission (SEC) on January 18, 2001.

MANAGEMENT'S DISCUSSION AND ANALYSIS /*/

SUPPLEMENTAL STOCKHOLDER INFORMATION

Shareholder Services:

Stock Transfer Agent
First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, NJ 07303-2500
phone:	(800) 446-2617 (U.S. and Canada)
(201) 324-0498 (Outside U.S. and Canada)
(201) 222-4955 (Hearing impaired)
Internet home page: www.equiserve.com
Caterpillar Assistant Secretary:
Laurie J. Huxtable
Assistant Secretary
Caterpillar Inc.
100 N.E. Adams Street
Peoria, IL 61629-7310
phone:	(309) 675-4619
fax:	(309) 675-6620
e-mail:	CATshareservices@CAT.com

Stock Purchase Plan:

Current shareholders and other interested investors may purchase Caterpillar Inc. common stock directly through the DirectSERVICE™ Investment Program sponsored and administered by our Transfer Agent.

Current shareholders can get more information on the program from our Transfer Agent using the contact information provided above. Non-shareholders can request program materials by calling: 800-955-4749 (U.S. and Canada) or 201-324-0498 (outside the U.S. and Canada). The DirectSERVICE Investment Program may also be accessed on-line at www.CAT.com/dspp or from First Chicago's home page.

Investor Relations:

Institutional analysts, portfolio managers, and representatives of financial institutions seeking additional information about the Company should contact:

  Director of Investor Relations
  James W. Anderson
  Caterpillar Inc.
  100 N.E. Adams Street, Peoria, IL 61629-5310]
   phone: (309) 675-4549
   fax: (309) 675-4457
   e-mail: CATir@CAT.com
  Internet website: www.CAT.com/investor

Common Stock (NYSE: CAT)

Listing Information: Caterpillar common stock is listed on the New York, Pacific and Chicago stock exchanges in the United States, and on stock exchanges in Belgium, France, Germany, Great Britain and Switzerland.

Price Ranges: Quarterly price ranges of Caterpillar common stock on the New York Stock Exchange, the principal market in which the stock is traded, were:

	2000		1999
Quarter	High	Low	High	Low
First	55 1/8	33 1/2	52 15/16	42
Second	44 7/8	33 13/16	66 7/16	46 5/16
Third	39 5/8	32 1/2	63 7/8	52 9/16
Fourth	47 15/16	29 9/16	58 7/8	43 3/16

Number of Stockholders: Stockholders of record at year end totaled 36,253, compared with 36,048 at the end of 1999. Approximately 64% of our issued shares are held by institutions and banks, 27% by individuals, and 9% by Caterpillar benefit plans.

   Employees' investment and profit-sharing plans acquired 3,955,607 shares of Caterpillar stock in 2000. Investment plans, for which membership is voluntary, held 27,746,574 shares for employee accounts at 2000 year end. Profit-sharing plans, in which membership is automatic for most U.S. and Canadian employees in eligible categories, held 459,655 shares at 2000 year end.

Company Publications:

Current information:

  •
  phone our Information Hotline — (800) CAT-7717 (U.S. and Canada) or (858) 431-7900 (outside U.S. and Canada) to request company publications by mail, listen to a summary of Caterpillar's latest financial results and current outlook, or to request a copy of results by fax or mail

  •
  request, view, or download materials on-line or register for e-mail alerts by visiting www.CAT.com/materialsrequest

Historical information:

  •
  view/download on-line at www.CAT.com/historical

Annual Meeting:

On Wednesday, April 11, 2001, at 1:30 p.m., Central Time, the annual meeting of stockholders will be held at the Bank One Auditorium, Chicago, Illinois. Requests for proxies are being sent to stockholders with this report mailed on or about March 2, 2001.

Internet:

Visit us on the Internet at www.CAT.com.

Information contained on our website is not incorporated by reference into this document.

DIRECTORS AND OFFICERS

DIRECTORS

Lilyan H. Affinito[2,4]	Former Vice Chairman, Maxxam Group Inc.
Glen A. Barton	Chairman and CEO, Caterpillar Inc.
W. Frank Blount[1,3]	Chairman and CEO, Cypress Communications, Inc.
John R. Brazil[1,3]	President, Trinity University
John T. Dillon[2,4]	Chairman and CEO, International Paper
Juan Gallardo[1,3]	Chairman and CEO, Grupo Embotelladoras Unidas S.A. de C.V.
David R. Goode[1,2]	Chairman, President, and CEO, Norfolk Southern Corporation
James P. Gorter[1,2]	Chairman, Baker, Fentress & Company
Peter A. Magowan[2,4]	Former Chairman and CEO, Safeway Inc.; President and Managing General Partner, San Francisco Giants
William A. Osborn[2,4]	Chairman and CEO, Northern Trust Corporation and The Northern Trust Company
Gordon R. Parker[1,3]	Former Chairman, Newmont Mining Corporation
Charles D. Powell[5]	Chairman, Sagitta Asset Management Limited
Joshua I. Smith[3,4]	Chairman and CEO, The MAXIMA Corporation; Vice Chairman, iGate, Inc.
Clayton K. Yeutter[2,4]	Of Counsel to Hogan & Hartson, Washington, D.C.
1
Member of Audit Committee (David R. Goode, chairman)
2
Member of Compensation Committee (James P. Gorter, chairman)
3
Member of Nominating & Governance Committee (Joshua I. Smith, chairman)
4
Member of Public Policy Committee (Clayton K. Yeutter, chairman)
5
Effective January 1, 2001

OFFICERS

Glen A. Barton	Chairman and CEO
Vito H. Baumgartner	Group President
Gerald S. Flaherty	Group President
James W. Owens	Group President
Gerald L. Shaheen	Group President
Richard L. Thompson	Group President
R. Rennie Atterbury III	Vice President, General Counsel and Secretary
Sidney C. Banwart	Vice President
Michael J. Baunton	Vice President
James S. Beard	Vice President
Richard A. Benson	Vice President
James E. Despain	Vice President
Michael A. Flexsenhar	Vice President
Thomas A. Gales	Vice President
Donald M. Ings	Vice President
Stuart L. Levenick	Vice President
Duane H. Livingston	Vice President
Robert R. Macier	Vice President
David A. McKie	Vice President
F. Lynn McPheeters	Vice President, Chief Financial Officer
Daniel M. Murphy	Vice President
Douglas R. Oberhelman	Vice President
Gerald Palmer	Vice President
Robert C. Petterson	Vice President
John E. Pfeffer	Vice President
Siegfried R. Ramseyer	Vice President
Edward J. Rapp	Vice President
Alan J. Rassi	Vice President
Gary A. Stroup	Vice President
Gerard R. Vittecoq	Vice President
Sherril K. West	Vice President
Donald G. Western	Vice President
Steven H. Wunning	Vice President
Robert R. Gallagher	Controller
Kenneth J. Zika	Treasurer
Robin D. Beran	Assistant Treasurer
Tinkie E. Demmin	Assistant Secretary
Laurie J. Huxtable	Assistant Secretary

Note: All director/officer information is as of December 31, 2000, except as noted.

NOTES

YELA0912

P R O X Y  A N D  V O T I N G  I N S T R U C T I O N

ANNUAL MEETING OF STOCKHOLDERS—APRIL 11, 2001

This proxy is solicited on behalf of the Board of Directors

    At the Annual Meeting of Stockholders of the Company on April 11, 2001, or at any adjournments thereof, the undersigned hereby (i) appoints J.R. BRAZIL and C.K. YEUTTER, and each of them, proxies with power of substitution to vote the common stock of the undersigned and/or (ii) directs THE NORTHERN TRUST COMPANY or CIBC MELLON TRUST COMPANY, as Trustee, to appoint J.R. BRAZIL and C.K. YEUTTER, and each of them, proxies with power of substitution to vote all shares of the Company's stock credited to the accounts of the undersigned under the Employees' Investment Plan Trust, the Caterpillar Inc. Investment Trust and/or the Caterpillar Inc. Profit Sharing Trust at the close of business on February 12, 2001, as directed hereon on the following matters, and, in their discretion, on any other matters that may come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes. However, if you wish to vote in accordance with the board of directors' recommendations, simply sign and return this card. THIS CARD ALSO CONSTITUTES VOTING INSTRUCTIONS FOR ANY SHARES HELD BY THE UNDERSIGNED IN ANY COMPANY EMPLOYEE INVESTMENT PLANS.

SEE REVERSE SIDE

TO VOTE BY MAIL, PLEASE DETACH HERE

PLEASE VOTE TODAY!
SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year's annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit http://www.econsent.com/cat.

/x/	Please mark your votes as in this example

This Proxy, when properly executed, will be voted in the manner you have directed. If no direction is given, this signed Proxy will be voted in accordance with the Board of Directors' recommendations.

Directors Recommend a vote "FOR"						Directors recommend a vote "AGAINST"

		FOR	WITHHELD	Nominees:				FOR	AGAINST	ABSTAIN
1.	Election of Directors	/ /	/ /	01. 02.	John T. Dillon Juan Gallardo	2.	Stockholder Proposal—MacBride Principles	/ /	/ /	/ /
				03.	William A. Osborn
For, except vote withheld from the following nominee(s):				04.	Gordon R. Parker	3.	Stockholder Proposal—Rights Plan	/ /	/ /	/ /
						4.	Stockholder Proposal—Code of Conduct	/ /	/ /	/ /

SIGNATURE(S) DATE
NOTE: Please sign exactly as name appears hereon. If more than one owner, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

TO VOTE BY MAIL, PLEASE DETACH HERE

YOUR VOTE IS IMPORTANT.

Please take a moment now to vote your shares of Caterpillar
common stock for the upcoming Annual Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone - You will be asked to enter the Control Number below. Then, if you wish to vote as recommended by the Board of Directors, simply press 1. If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts. Your vote will be confirmed and cast as you directed. (Telephone voting is available for residents of the U.S. and Canada only.)
	Call toll-free at 1-888-216-1363 on a touch-tone telephone.	Your Control Number is:

OR
2.	Vote by Internet - Access http://www.proxyvotenow.com/cat, enter the Control Number shown above and respond to a few simple prompts.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies in the same manner as if you had executed a proxy card.

OR
3.
Vote by Mail - If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the envelope provided to: Caterpillar Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5156, New York, NY 10150-5156.